UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.      )

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FirstMerit Corporation

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III CASCADE PLAZA
AKRON, OHIO 44308
March 7, 2014
To Our Shareholders:
You are cordially invited to attend the 2014 Annual Meeting of Shareholders of FirstMerit Corporation (“FirstMerit” or the “Company”) to be held on April 16, 2014, at 10:00 a.m., local time, at FirstMerit Tower, 7th Floor, 106 South Main Street, Akron, Ohio 44308.
At the Annual Meeting, you will be asked to: (i) elect 15 directors whose terms will expire at the Annual Meeting in 2015; (ii) ratify the appointment of Ernst & Young LLP as FirstMerit’s independent registered public accounting firm for the fiscal year ending December 31, 2014; and (iii) approve, on an advisory basis, the compensation of FirstMerit’s named executive officers.
Your vote on these matters is important, regardless of the number of shares you own, and all shareholders are cordially invited to attend the Annual Meeting in person. However, whether or not you plan to attend the Annual Meeting, it is important that your shares be represented. In order to ensure that your shares are represented, I urge you to execute and return the proxy, if you received printed proxy materials, or that you submit your proxy by telephone or Internet promptly.

Sincerely,

PAUL G. GREIG
Chairman, President and Chief Executive Officer

March 7, 2014
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To be held on April 16, 2014

On April 16, 2014, FirstMerit Corporation (“FirstMerit”) will hold its Annual Meeting of Shareholders at 10:00 a.m., local time, at FirstMerit Tower, 7th Floor, 106 South Main Street, Akron, Ohio 44308, for the following purposes:

•	to elect fifteen directors;

•	to ratify the appointment of Ernst & Young LLP as FirstMerit’s independent registered public accounting firm for the fiscal year ending December 31, 2014;

•	to approve, on an advisory basis, the compensation of FirstMerit’s named executive officers; and

•	to transact such other business as may properly come before the meeting or any adjournments thereof.

The FirstMerit board of directors has fixed the close of business on February 21, 2014, as the record date for the annual meeting. Only FirstMerit shareholders of record at that time are entitled to notice of, and to vote at, the annual meeting, or any adjournment or postponement of the annual meeting.

FirstMerit is taking advantage of Securities and Exchange Commission rules that allow it to furnish proxy materials via the Internet. FirstMerit believes that this approach provides a convenient way for shareholders to access their proxy materials and vote their shares, while lowering the Company's printing and delivery costs and reducing the environmental impact associated with the annual meeting.

Whether or not you plan to attend the annual meeting, please submit your proxy with voting instructions. Please vote as soon as possible by accessing the Internet site listed on the FirstMerit proxy card, by voting telephonically using the phone number listed on the FirstMerit proxy card or, if you received printed proxy materials, by submitting your proxy card by mail. If you received printed proxy materials, please complete, sign, date and return the accompanying proxy card in the enclosed self-addressed, stamped envelope. This will not prevent you from voting in person, but it will help to secure a quorum and avoid added solicitation costs. Any holder of record of FirstMerit common stock who is present at the annual meeting may vote in person instead of by proxy, thereby canceling any previous proxy. In any event, a proxy may be revoked in writing at any time before the annual meeting in the manner described in the accompanying document.

The FirstMerit board of directors recommends that you vote: (i) “FOR” the election of each of the director nominees; (ii) “FOR” the ratification of the appointment of Ernst & Young LLP as FirstMerit’s independent registered public accounting firm for the fiscal year ending December 31, 2014; and (iii) “FOR” approval, on an advisory basis, of the compensation of FirstMerit’s named executive officers.

By Order of the Board of Directors

Carlton E. Langer
Executive Vice President, Chief Legal Officer and Corporate Secretary

YOUR VOTE IS IMPORTANT. PLEASE VOTE YOUR SHARES PROMPTLY, REGARDLESS OF WHETHER YOU PLAN TO ATTEND THE ANNUAL MEETING.

PROXY STATEMENT

March 7, 2014

This proxy statement is furnished in connection with the solicitation by the Board of Directors of FirstMerit Corporation (“FirstMerit” or the “Company”) of the accompanying proxy to be voted at the 2014 annual meeting of shareholders (the “annual meeting”) to be held on April 16, 2014 at 10:00 a.m., local time, and at any adjournment thereof. The mailing address of the principal executive offices of FirstMerit is III Cascade Plaza, Akron, Ohio 44308; telephone number (330) 996-6300. To obtain directions to attend the annual meeting, please contact Investor Relations at (330) 384-7020. We plan to commence mailing a Notice Regarding the Availability of Proxy Materials to our shareholders on or about March 7, 2014. Shareholders who have previously requested the continued receipt of printed proxy materials will receive this proxy statement, together with the related proxy and FirstMerit’s 2013 Annual Report to Shareholders (the “Annual Report”) by mail. FirstMerit® is a registered trademark of the Company.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

The following are answers to certain questions that you may have regarding the annual meeting. FirstMerit urges you to read carefully the remainder of this document because the information in this section may not provide all the information that might be important to you in determining how to vote.
Q: When and where will the annual meeting be held?
A: The annual meeting will be held at FirstMerit Tower, 7th Floor, 106 South Main Street, Akron, Ohio 44308 on April 16, 2014, at 10:00 a.m., local time.
Q: Why did I Receive these Proxy Materials?
A: You have received these proxy materials because FirstMerit’s Board of Directors is soliciting a proxy to vote your shares at the annual meeting. This proxy statement contains information that FirstMerit is required to provide to you under the rules of the Securities and Exchange Commission (the “Commission”) and is intended to assist you in voting your shares.
Q: Who may vote at the annual meeting?
A: FirstMerit’s Board of Directors has set February 21, 2014 as the “record date” for the annual meeting. This means that only shareholders of record at the close of business on that date are entitled to notice of, and to vote at, the annual meeting or any adjournment(s) or postponement(s) thereof. At the close of business on February 21, 2014, there were 165,048,468 shares of FirstMerit common stock, no par value, outstanding. Each common share entitles the holder to one vote on each item to be voted upon at the annual meeting and there is no cumulative voting.
Q: What is the Difference between Holding Common Shares as a “Shareholder of Record” and as a “Beneficial Owner”?
A: If your common shares are registered directly in your name, you are considered the “shareholder of record” of those shares. FirstMerit has sent these proxy materials directly to all “shareholders of record.” Alternatively, if your common shares are held in an account at a brokerage firm, bank, broker-dealer or other similar organization, which is sometimes called “street name,” then you are the “beneficial owner” of those shares, and these proxy materials were forwarded to you by that organization. The organization holding your common shares is the shareholder of record for purposes of voting the shares at the annual meeting. As the beneficial owner, you have the right to direct that organization how to vote the common shares held in your account by following the voting instructions the organization provides to you.

Q: How do I Vote?
A: Shareholders of record may vote on matters that are properly presented at the annual meeting in four ways:

•	By completing the accompanying proxy, if you received printed proxy materials, and returning it in the envelope provided;

•	By submitting your vote telephonically;

•	By submitting your vote electronically via the Internet; or

•	By attending the annual meeting and casting your vote in person.

For the annual meeting, FirstMerit is offering shareholders of record the opportunity to vote their shares electronically through the Internet or by telephone. Instead of submitting a proxy by mail, shareholders of record may vote by telephone or via the Internet by following the procedures described on the proxy. In order to vote via telephone or the Internet, please have the proxy in hand, and call the number or go to the website listed on the proxy and follow the instructions. The telephone and Internet voting procedures are designed to authenticate shareholders’ identities, to allow shareholders to give their voting instructions, and to confirm that shareholders’ instructions have been recorded properly. Shareholders voting through the Internet should understand that they may bear certain costs associated with Internet access, such as usage charges from their Internet service providers. The deadline for voting through the Internet or by telephone is 11:59 p.m., local time, Akron, Ohio, on April 15, 2014.
If you hold your shares in street name, you should follow the voting instructions provided to you by the organization that holds your shares. If you plan to attend the annual meeting and vote in person, ballots will be available. If your shares are held in the name of your broker, bank or other shareholder of record, you must bring a legal proxy from the shareholder of record indicating that you were the beneficial owner of the shares on February 21, 2014 in order to vote in person.
Q: What if My Common Shares are Held through the FirstMerit Corporation and Affiliates Employees’ Salary Savings Retirement Plan?
A: If you participate in the FirstMerit Corporation and Affiliates Employees’ Salary Savings Retirement Plan (the “401(k) Plan”) and have money invested in the FirstMerit common stock fund, you can instruct the trustee of the 401(k) Plan how to vote those shares.
Q: How will My Common Shares be Voted?
A: If you vote by mail, through the Internet, by telephone or in person, your shares will be voted as you direct. If you submit a valid proxy prior to the annual meeting, but do not complete the voting instructions, your shares will be voted:

•	“FOR” the election of each of the director nominees listed under “PROPOSAL ONE — ELECTION OF DIRECTORS”;

•
“FOR” the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2014 under “PROPOSAL TWO — RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM”; and

•	“FOR” the approval of the compensation of FirstMerit’s named executive officers under “PROPOSAL THREE — APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF FIRSTMERIT’S NAMED EXECUTIVE OFFICERS.”

Q: Can Other Matters be Decided at the Annual Meeting?
A: On the date that this proxy statement was printed, FirstMerit did not know of any matters to be raised at the annual meeting other than those included in this proxy statement. If you submit a valid proxy and other matters are properly presented for consideration at the annual meeting, then the individuals appointed as proxies will have the discretion to vote on those matters for you.
Q: May I Revoke or Change My Vote?
A: Yes, proxies may be revoked at any time before a vote is taken or the authority granted is otherwise exercised. Revocation may be accomplished by:
•the execution of a later dated proxy with respect to the same shares;
•the execution of a later casted Internet or telephone vote with respect to the same shares;

•	giving notice in writing to the Corporate Secretary at FirstMerit Corporation, III Cascade Plaza, Akron, Ohio 44308; or
•notifying the Corporate Secretary in person at the annual meeting.

If your common shares are held in street name and you wish to revoke your proxy, you should follow the instructions provided to you by the record holder of your shares. If you wish to revoke your proxy in person at the annual meeting, you must bring a legal proxy from the shareholder of record indicating that you were the beneficial owner of the common shares on February 21, 2014. Attending the annual meeting will not, by itself, revoke your proxy.
Q: Who Pays the Cost of Proxy Solicitation?
A: The accompanying proxy is solicited by and on behalf of the Board of Directors of FirstMerit, whose Notice of annual meeting is attached to this proxy statement, and the entire cost of such solicitation will be borne by FirstMerit. In addition to the use of the mail, proxies may be solicited by personal interview, telephone, facsimile and electronic mail by directors, officers and employees of FirstMerit. Arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of common shares held of record by such persons, and FirstMerit will reimburse them for reasonable out-of-pocket expenses incurred by them in connection therewith. FirstMerit has engaged Alliance Advisors, L.L.P. to aid in the solicitation of proxies in order to assure a sufficient return of votes on the proposals to be presented at the annual meeting. The costs of such services are estimated at $15,000, plus reasonable distribution and mailing costs.
Q: How Many Common Shares Must be Represented at the Annual Meeting in Order to Constitute a Quorum?
A: At least 82,524,234 common shares must be represented at the annual meeting in person or by proxy in order to constitute a quorum for the transaction of business. Abstentions and “broker non-votes” are counted as present and entitled to vote for purposes of determining a quorum. Street name holders generally cannot vote their common shares directly and must instead instruct the broker, bank or other shareholder of record how to vote their shares using the voting instructions provided by it. If a street name holder does not provide timely instructions, the broker or other nominee may have the authority to vote on “routine” proposals but not others. If the broker or other nominee votes on one proposal, but does not vote on another proposal because the nominee does not have discretionary voting power and has not received instructions from the beneficial owner, this results in a broker non-vote. Broker non-votes on a matter are counted as present for purposes of establishing a quorum for the meeting, but are not considered entitled to vote on that particular matter. Consequently, broker non-votes generally do not have the same effect as a negative vote on the matter. The proposal to ratify the appointment of our independent registered public accounting firm is the only routine matter for which a broker or other nominee may vote common shares without instructions from the beneficial owners.
Q: Several Shareholders Live at my Address. Why did we Receive Only One Set of Proxy Materials?
A: We have adopted a procedure approved by the SEC known as “householding.” This procedure allows multiple shareholders residing at the same address the convenience of receiving a single copy of our Notice, 2013 Annual Report and proxy materials, as applicable, unless we have received contrary instructions from one or more of the shareholders. This allows us to save money by reducing the number of documents we must print and mail, and helps reduce the environmental impact as well.
Householding is available to both registered shareholders and beneficial owners of shares held in street name.
If you are a registered shareholder and have consented to our mailing of proxy materials and other shareholder information to only one account in your household, as identified by you, we will deliver or mail a single copy of our Notice, 2013 Annual Report and proxy materials, as applicable, for all registered shareholders residing at the same address. Your consent will be perpetual unless you revoke it, which you may do at any time by contacting Broadridge Financial Solutions, Inc., either by calling 1-800-542-1061 (toll free), or by writing to Broadridge, Householding Department, 51 Mercedes Way , Edgewood, NY 11717. If you revoke your consent, we will begin sending you individual copies of future mailings of these documents within 30 days after we receive your revocation notice. If you received a householded mailing this year, and you would like to receive additional copies of our Notice, 2013 Annual Report and proxy materials, as applicable, mailed to you, please submit your request to Broadridge who will promptly deliver the requested copies.
Registered shareholders who have requested paper copies of our Notice, Annual Reports and proxy materials, but who have not consented to householding, will continue to receive copies of our Notice, Annual Reports and proxy materials, as applicable, for each registered shareholder residing at the same address. As a registered shareholder, you may elect to participate in householding and receive only a single copy of annual reports or proxy statements for all registered shareholders residing at the same address by contacting Broadridge as outlined above.
Shareholders who hold their shares through a brokerage may elect to participate in householding or revoke their consent to participate in householding by contacting their respective brokers.

Q: What are the Voting Requirements to Elect the Directors and to Approve the Other Proposals in this Proxy Statement?
A: The vote required to approve each of the proposals that are scheduled to be presented at the annual meeting is as follows:

Proposal		Vote Required
•	PROPOSAL ONE — ELECTION OF DIRECTORS	•
Election of the director nominees requires the affirmative vote of the holders of a plurality of the common shares present, represented and entitled to vote at the annual meeting. Broker non-votes and proxies marked “WITHHOLD AUTHORITY” will not be counted toward the election of directors or toward the election of individual nominees and, thus, will have no effect other than that they will be counted for establishing a quorum.

•	PROPOSAL TWO — RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	•
The proposal to ratify the appointment of FirstMerit’s independent registered public accounting firm requires the affirmative vote of the holders of a majority of the common shares present, represented and entitled to vote at the annual meeting. Shareholders may vote “FOR,” “AGAINST” or “ABSTAIN” on Proposal Two. Abstentions will be counted as present and entitled to vote for purposes of Proposal Two and, thus, will have the same effect as a vote against Proposal Two.

•	PROPOSAL THREE — APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF FIRSTMERIT’S NAMED EXECUTIVE OFFICERS	•
The proposal to approve the resolution regarding the compensation of FirstMerit’s named executive officers requires the affirmative vote of the holders of a majority of the common shares present, represented and entitled to vote at the annual meeting. Shareholders may vote “FOR,” “AGAINST” or “ABSTAIN” on Proposal Three. Broker non-votes will not be counted for the purpose of determining whether Proposal Three has been approved. Abstentions will be counted as present and entitled to vote for purposes of Proposal Three and, thus, will have the same effect as a vote against Proposal Three. As this is an advisory vote, the outcome of the vote is not binding on the Compensation Committee or the Board of Directors with respect to future executive compensation decisions, including those relating to the Company’s named executive officers, or otherwise. However, the Compensation Committee and the Board of Directors expect to take into account the outcome of the vote when considering future executive compensation decisions.

Under Ohio law, FirstMerit’s Second Amended and Restated Articles of Incorporation, as amended (the “Articles”), and its Second Amended and Restated Code of Regulations (the “Regulations”), the nominees for election as directors who receive the greatest number of votes cast will be elected directors. Each shareholder will be entitled to cast one vote for each share owned, and shareholders may not cumulate votes. Shares as to which the authority to vote is withheld are not counted toward the election of directors; however, in February 2007, the Board of Directors adopted a “Majority Vote Withheld Policy” in the event that “WITHHOLD AUTHORITY” has been indicated by a majority of the votes cast with respect to any director in an uncontested election. A detailed summary of this policy is set forth under the caption “CORPORATE GOVERNANCE — Policies of the Board of Directors” beginning on page 8 of this proxy statement.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON APRIL 16, 2014

The proxy statement, Form 10-K for the year ended December 31, 2013 and the 2013 Annual Report are available free of charge at www.Proxyvote.com.

CORPORATE GOVERNANCE

The Board of Directors — Independence

The Board of Directors of FirstMerit is currently comprised of 15 members, all of which are nominees for re-election at the Annual Meeting. Additional information regarding each director nominee is set forth in “PROPOSAL ONE — ELECTION OF DIRECTORS” beginning on page 12 of this proxy statement. The Board of Directors has determined that each of the directors listed below meets the independence standards set forth under the rules of The NASDAQ Stock Market LLC ("NASDAQ"), which are reflected in the FirstMerit (the “Company,” “us,” “our” and “we” for the purposes of this “Other Matters Relating to the Annual Meeting of FirstMerit Corporation” section) Director Independence Standards (discussed below), and is an independent director. The NASDAQ independence standards include a series of objective tests, such as that the director is not an employee of FirstMerit and has not engaged in various types of business dealings with FirstMerit, to determine whether there are any relationships which would interfere with the exercise of independent judgment in carrying out the responsibilities of the director. To be considered independent, the Board of Directors must affirmatively determine that the director has no material relationship with FirstMerit. The Board of Directors has adopted Director Independence Standards, which outline the independence standards set forth in the NASDAQ listing standards and outline specific relationships that are deemed to be categorically immaterial for purposes of director independence. The Director Independence Standards are available on our website at www.firstmerit.com.

Lizabeth A. Ardisana	Robert S. Cubbin
Steven H. Baer	Gina D. France
Karen S. Belden	Terry L. Haines
R. Cary Blair	J. Michael Hochschwender
John C. Blickle	Philip A. Lloyd
Robert W. Briggs	Clifford J. Isroff
Richard Colella	Russ M. Strobel

The only current director of FirstMerit that has not been deemed independent by the Board of Directors is Paul G. Greig, FirstMerit’s Chairman, President and Chief Executive Officer (“CEO”). During 2013, Mr. Baer was a member of Rally Capital Services LLC ("Rally Capital"), a consulting firm that provided services to FirstMerit Bank, N.A. (“FirstMerit Bank”), a wholly-owned subsidiary of FirstMerit and its customers. During 2013 or any of the past three fiscal years, fees paid by FirstMerit Bank did not exceed 5% of Rally Capital’s annual consolidated gross revenues, although fees paid to Rally Capital during 2013 by customers of FirstMerit Bank did exceed 5% of Rally Capital’s annual consolidated gross revenues. However, in October 2013, Mr. Baer ceased being a member of Rally Capital and the Board of Directors determined that he is an independent director in light of the termination of his relationship with Rally Capital.

Certain Relationships and Related Transactions

Pursuant to its charter, the Corporate Governance and Nominating Committee has the responsibility of reviewing and approving all related party transactions. FirstMerit has adopted an Insider Activities Policy that covers all transactions that are reportable under Item 404 of Regulation S-K. Transactions are reviewed by the Corporate Governance and Nominating Committee either on a case-by-case basis or, in the case of an ongoing relationship (such as the legal services provided by the law firms identified above) are approved at the outset of the relationship and may be periodically reviewed. All loans to insiders of FirstMerit: (i) are made in the ordinary course of business; (ii) are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to the Company; and (iii) do not involve more than the normal risk of collectibility or present other unfavorable features.

Extensions of credit by FirstMerit and its banking subsidiaries to “insiders” of FirstMerit and its subsidiaries are also regulated by Regulation O adopted under the Federal Reserve Act and the Federal Deposit Insurance Corporation Improvement Act. It is FirstMerit’s policy that any transactions with persons whom Regulation O defines as “insiders” (i.e., executive officers, directors, principal shareholders and their related interests) are engaged in the same manner as transactions conducted with all members of the public.

As mentioned above, director Steven H. Baer was formerly a member of Rally Capital, a consulting firm that provided financial consulting and operational services to certain borrowers of Company subsidiaries during 2013. During fiscal 2013, FirstMerit Bank paid a total of approximately $53,024 to Rally Capital.

Attendance at Meetings

The Board of Directors held eight meetings during 2013. All incumbent directors attended at least 88% of the total of all meetings of the Board of Directors and any committees thereof on which such director served during the year. In accordance with FirstMerit’s Corporate Governance Guidelines (the “Corporate Governance Guidelines”), directors are expected to attend all meetings of the Board of Directors, although it is understood that, on occasion, a director may not be able to attend a meeting. Directors are encouraged to attend the Annual Meeting. All of the members of the Board of Directors attended the 2013 Annual Meeting held on April 5, 2013.

Board Leadership and Lead Independent Director

Since his appointment as President and CEO in 2006, Paul G. Greig has also served as Chairman of the Board of Directors. The Board of Directors believes that Mr. Greig is best situated to serve as Chairman of the Board of Directors based upon his significant leadership position with FirstMerit and his in-depth familiarity with the Company’s business and industry. In addition, the Board of Directors believes that Mr. Greig’s combined roles as Chairman and CEO position him to effectively identify FirstMerit’s strategic priorities and lead Board discussions on the execution of Company strategy. While each of FirstMerit’s non-employee directors brings unique experience, oversight and expertise from outside the Company and its industry, Mr. Greig’s company-specific experience and expertise allow him to effectively direct Board discussions and focus Board decision-making on those items most important to the Company’s overall success. The Board of Directors believes that the combined role of Chairman and CEO helps promote FirstMerit’s overall strategic development and facilitates the efficient flow of information between management and the Board.

While the Board of Directors believes that having a combined Chairman and CEO is essential to FirstMerit’s overall strategic development, the Board is also aware that one of its responsibilities is to oversee Company management and make performance, risk and compensation related decisions regarding management. In order to appropriately balance the Board of Directors’ focus on strategic development with its management oversight responsibilities, the Board of Directors created the position of Lead Independent Director in 2003, with Clifford J. Isroff serving as Lead Independent Director since that time. As Lead Independent Director, Mr. Isroff is responsible for chairing the Board of Directors’ Executive Committee and for presiding at all executive sessions of the Board. In addition, Mr. Isroff acts as an active liaison between management and FirstMerit’s non-employee directors, maintaining frequent contact both with Mr. Greig to advise him on the progress of the Board of Directors’ committee meetings, and with individual non-employee directors concerning recent developments affecting the Company. Through the role of an active, engaged Lead Independent Director, it is the opinion of the Board of Directors that its leadership structure is appropriately balanced between promoting FirstMerit’s strategic development with the Board’s management oversight function. The Board of Directors also believes that its leadership structure has created an environment of open, efficient communication between the Board and management, enabling the Board to maintain an active, informed role in risk management by being able to monitor and manage those matters that may present significant risks to FirstMerit.

Risk Oversight

The Board of Directors oversees an enterprise-wide approach to risk management, designed to support the achievement of organizational objectives, including strategic objectives, to improve long-term organizational performance and enhance shareholder value. A fundamental part of risk management is not only understanding the risks a company faces and what steps management is taking to manage those risks, but also understanding what level of risk is appropriate for the company. The involvement of the full Board of Directors in setting the Company’s business strategy is a key part of its assessment of management’s appetite for risk and also a determination of what constitutes an appropriate level of risk for the Company.

While the Board of Directors has the ultimate oversight responsibility for the risk management process, various committees of the Board also have responsibility for risk management. In particular, the Audit Committee focuses on financial risk, including internal controls, and receives an annual risk assessment report from the Company’s internal auditors. In addition, in setting compensation, the Compensation Committee strives to create incentives that encourage a level of risk-taking behavior consistent with the Company’s business strategy. The Corporate Governance and Nominating Committee conducts an annual assessment of the Board’s structure for compliance with corporate governance. Finally, the Risk Management Committee oversees management’s implementation and enforcement of FirstMerit’s framework for managing risk throughout the Company and its subsidiaries. The Board of Directors believes that its leadership structure, as discussed above, supports the risk oversight function of the Board of Directors.

Committees of the Board of Directors

The Board of Directors conducts its business through meetings of the Board and the following committees: (i) Audit Committee; (ii) Compensation Committee; (iii) Corporate Governance and Nominating Committee; (iv) Executive Committee; and (v) Risk Management Committee. Each committee meets on a regular basis and reports their deliberations and actions to the full Board of Directors. Each of the committees has the authority to engage outside experts, advisors and counsel to the extent it considers appropriate to assist the committee in its work.

Audit Committee

The Audit Committee assists the Board of Directors in fulfilling its responsibility to oversee the accounting and financial reporting process of FirstMerit. The Audit Committee members currently are John C. Blickle (Chair), Karen S. Belden, Robert S. Cubbin, Gina D. France and J. Michael Hochschwender. The Board has determined that it has three “audit committee financial experts” serving on its Audit Committee. John C. Blickle, Robert S. Cubbin and Gina D. France each have been determined to have the attributes listed in the definition of “audit committee financial expert” set forth in the Instruction to Item 407(d)(5)(i) of Regulation S-K and in the NASDAQ listing requirements. Mr. Blickle acquired these attributes through education and experience as a certified public accountant. Ms. France acquired these attributes through education and her experience in the investment banking industry. Mr. Cubbin acquired these attributes through his experience in the insurance industry. All of the Audit Committee members are considered independent for purposes of NASDAQ listing requirements. The Audit Committee operates under a written charter, which is reviewed annually by the Audit Committee and the Board of Directors to reflect current Commission and NASDAQ rules, requirements and best corporate practices. A copy of the current Audit Committee Charter is available on FirstMerit’s website at www.firstmerit.com. The Audit Committee held five meetings during 2013.

Compensation Committee

The Compensation Committee establishes policies and levels of reasonable compensation for directors, officers and employees of FirstMerit and its subsidiaries, and administers (among other plans): (i) FirstMerit’s equity plans; (ii) the FirstMerit Corporation 2013 Annual Incentive Plan (the “ICP”); (iii) the Amended and Restated Executive Deferred Compensation Plan (the “Executive Deferred Compensation Plan”); (iv) the Executive Life Insurance Program; and (v) the Amended and Restated Director Deferred Compensation Plan (the “Director Deferred Compensation Plan”). In addition, the Compensation Committee is involved in administering: (a) the Pension Program for Employees of FirstMerit Corporation and Affiliates (the “Pension Plan”); (b) the Supplemental Executive Retirement Plan (the “SERP”); (c) the 2008 Supplemental Executive Retirement Plan (the “2008 SERP”); (d) the Unfunded Supplemental Benefit Plan (the “Excess Plan”); (e) the 2008 Unfunded Supplemental Benefit Plan (the “2008 Excess Plan”); and (f) the 401(k) Plan. The Compensation Committee operates under a written charter, which is reviewed annually by the Compensation Committee and the Board of Directors to reflect current Commission and NASDAQ rules, requirements and best corporate practices. A copy of the current Compensation Committee Charter is available on FirstMerit’s website at www.firstmerit.com.

Pursuant to the terms of its charter, the Compensation Committee may, in its discretion, delegate all or a portion of its duties and responsibilities to a subcommittee of the Compensation Committee. In addition, the Compensation Committee may invite members of management to its meetings, as it may deem desirable or appropriate, consistent with the maintenance of the confidentiality of compensation discussions. However, FirstMerit’s CEO may not be in attendance during any portion of a meeting where the CEO’s performance or compensation are discussed. Pursuant to its charter, the Compensation Committee has the authority to select, retain, terminate and approve the fees and other retention terms of special counsel or other experts or consultants, as it deems appropriate, without seeking approval of the Board or management. As permitted by the Compensation Committee Charter, the Compensation Committee retained the services of Gough Management Company (“Gough”) in order to provide the Compensation Committee with independent advice on executive compensation matters and to assist in its review of the compensation recommendations presented by management. During 2013, Gough: (i) prepared information for the Compensation Committee on competitive compensation levels and practices; (ii) compiled information relating to CEO compensation from selected peer banks; (iii) commented on ICP performance measures, including performance parameters and payouts; (iv) aided in determining long-term equity awards; and (v) assisted the Compensation Committee in reviewing the executive compensation recommendations presented by management. Pursuant to the terms of its retention, Gough reports directly to the Compensation Committee, which retains sole authority to select, retain, terminate and approve the fees and other retention terms of its relationship with Gough. The members of the Compensation Committee are R. Cary Blair (Chair), Lizabeth Ardisana, John C. Blickle, Terry L. Haines, J. Michael Hochschwender and Clifford J. Isroff. All members of the Compensation Committee are considered independent for purposes of NASDAQ listing requirements. The Compensation Committee held seven meetings in 2013. Additional information regarding the Compensation Committee’s role is set forth in the “COMPENSATION DISCUSSION & ANALYSIS” section of this proxy statement, beginning on page 18 of this proxy statement.

Corporate Governance and Nominating Committee

The Corporate Governance and Nominating Committee’s purpose is to, among other things: (i) identify and recommend individuals to the Board of Directors for nomination as members of the Board and its committees; (ii) review and reassess the corporate governance principles applicable to FirstMerit; (iii) lead the Board of Directors in its annual review of the Board’s performance; and (iv) review, evaluate and approve all related party transactions. The Corporate Governance and Nominating Committee consists of Gina D. France (Chair), John C. Blickle, Terry L. Haines and Clifford J. Isroff. All members of the Corporate Governance and Nominating Committee are independent for purposes of NASDAQ listing requirements. The Board of Directors has adopted a written charter for the Corporate Governance and Nominating Committee and the Corporate Governance Guidelines, both of which are reviewed annually by the Committee and the Board of Directors to reflect current Commission and NASDAQ rules, requirements and best corporate practices. Copies of the Corporate Governance and Nominating Committee Charter and the Corporate Governance Guidelines are available on FirstMerit’s website at www.firstmerit.com. The Corporate Governance and Nominating Committee held five meetings in 2013.

Executive Committee

The Executive Committee evaluates and responds to management’s recommendations concerning strategic planning, management and mergers and acquisitions. Additionally, the Executive Committee is authorized to act on behalf of the Board of Directors when the Board is not in session, except in certain limited circumstances. The members of the Executive Committee are Clifford J. Isroff (Chair), R. Cary Blair, John C. Blickle, Robert W. Briggs, Paul G. Greig and Philip A. Lloyd II. During 2013, the Executive Committee held 13 meetings.

Risk Management Committee

The Risk Management Committee oversees management’s implementation and enforcement of FirstMerit’s framework for managing risk throughout the Company and its subsidiaries, including monitoring the lending activities of FirstMerit’s subsidiaries in order to help assure such activities are conducted in accordance with FirstMerit’s overall credit policies. Towards this end, the Risk Management Committee monitors the level and trend of key risks to FirstMerit and its subsidiaries and oversees management’s implementation and enforcement of the Company’s risk management framework. The members of the Risk Management Committee are Philip A. Lloyd II (Chair), Steven H. Baer, Karen S. Belden, Robert W. Briggs, Richard Colella and Clifford J. Isroff. The Risk Management Committee held nine meetings during 2013. The Risk Management Committee operates under a written charter, a copy of which is available on FirstMerit’s website at www.firstmerit.com. Additional information regarding the Risk Management Committee’s role is set forth in the “COMPENSATION DISCUSSION & ANALYSIS” section of this proxy statement, beginning on page 18 of this proxy statement.

Policies of the Board of Directors

Majority Withheld Vote

The Board of Directors recognizes that, under the Articles and the Regulations, director nominees who receive the greatest number of shareholder votes are automatically elected to the Board of Directors, regardless of whether the votes in favor of such nominees constitute a majority of the voting power of FirstMerit. Nevertheless, it is the policy of the Board of Directors that, in an uncontested election, any nominee for director who receives a greater number of votes “withheld” from his or her election than votes “for” such election (a “Majority Withheld Vote”), should promptly tender his or her resignation to the Chairman of the Board. Thereafter, the Board of Directors will consider the resignation offer and whether to accept or reject it. In considering whether to accept or reject the tendered resignation, the Board of Directors will consider all information and factors it deems relevant, including, without limitation: (i) the reasons (if any) given by shareholders as to why they withheld their votes; (ii) the qualifications and performance of the tendering director(s); and (iii) his or her contributions to the Board of Directors and FirstMerit. The Board of Directors will act on any tendered resignation within 90 days following certification of the shareholder vote. Following the Board of Directors’ determination, FirstMerit will promptly disclose the Board’s decision whether to accept or reject the director’s resignation offer (and, if applicable, the reasons for rejecting the resignation offer) in a press release and in a Current Report on Form 8-K. Any director who tenders his or her resignation pursuant to this provision shall not participate in the Board’s consideration or action regarding whether to accept or reject the resignation offer. If a majority of the Board of Directors receive a Majority Withheld Vote at the same election, then the independent directors who did not receive a Majority Withheld Vote will consider the resignation offers and whether to accept or reject them.

Incentive Compensation “Clawback”

To protect the interests of FirstMerit and its shareholders, the Board of Directors has implemented a policy for the clawback of incentive payments in the event an executive officer’s conduct leads to a restatement of the Company’s financial results. If the Board of Directors learns of any misconduct by an executive officer that contributed to FirstMerit having to materially restate all or a significant portion of its financial statements, the Board of Directors shall take such action as it deems necessary to address the misconduct, prevent its recurrence and, if appropriate, based on all relevant facts and circumstances, pursue remedies it deems appropriate against the wrongdoer. In determining what remedies to pursue, the Board of Directors shall take into account all relevant factors and whether such restatement was the result of negligent, intentional or gross misconduct of the executive officer. The Board of Directors will, to the full extent permitted by applicable law, in all appropriate cases, require reimbursement of any bonus paid or incentive compensation awarded to an executive officer, and/or effect the cancellation of unvested equity awards previously granted to the executive officer if: (i) the amount of the bonus or incentive compensation was calculated based on the achievement of financial results that were subsequently the subject of a material restatement; (ii) the executive officer engaged in intentional misconduct that caused or partially caused the need for the restatement; and (iii) the amount of the bonus or incentive compensation that would have been awarded to the executive had the financial results been properly reported would have been lower than the amount actually awarded. FirstMerit may pursue other actions, such as dismissal, legal action for breach of fiduciary duty or other means to enforce the executive officer’s obligations to the Company, as may be appropriate under the particular circumstances. In determining the appropriate action, the Board of Directors may take into account penalties or punishments imposed by third parties, such as law enforcement agencies, regulators or other authorities, although FirstMerit’s power to determine appropriate remedial action is in addition to, and not in replacement of, remedies pursued by such entities.

Shareholder Rights Plans

The Board of Directors evaluated and allowed FirstMerit’s shareholder rights plan to expire by its terms in 2006. The Board of Directors discussed at that time and confirmed its belief that it is important to retain the flexibility to adopt a shareholder rights plan in the future and to do so in advance of obtaining shareholder approval. At such time, the Board of Directors considered that rights plans can be effective to protect shareholders and FirstMerit from abusive takeover tactics and ensure that each shareholder is treated fairly in a potential acquisition of the Company. The Board of Directors noted that such plans have been effective in connection with bids for control of other companies by giving directors time to evaluate offers, investigate alternatives and take steps necessary to maximize shareholder value. The Board of Directors also has determined that adopting and disclosing a shareholder rights plan policy would be a matter of good corporate governance and of interest to FirstMerit’s shareholders.

It is the policy of the Board of Directors that it will adopt a shareholder rights plan only if either:

•	FirstMerit’s shareholders have approved the adoption of the shareholder rights plan in advance; or

•
at least a majority of the independent directors of the Board of Directors, in the exercise of their fiduciary responsibilities, determines that it is in the best interests of the shareholders under the circumstances to adopt a shareholder rights plan without the delay that would result from seeking advance shareholder approval; provided that, if such a plan has a stated term longer than 12 months, the Board will put the plan to a shareholder ratification vote within 12 months after it is adopted or the plan will expire automatically one year after it is adopted. If a shareholder rights plan is put to a shareholder vote by the Board of Directors and is not approved by a majority of the votes cast on the matter, then such plan will terminate immediately after the vote has been certified by the inspector of elections.

Director Nominations

The Corporate Governance and Nominating Committee will consider candidates for directors of FirstMerit, including those recommended by a shareholder who submits the person’s name and qualifications in writing. The Corporate Governance and Nominating Committee has no specific minimum qualifications for a recommended candidate, and does not consider shareholder recommended candidates differently from other candidates that are suggested by Board members, executive officers or other sources. The Corporate Governance and Nominating Committee considers:

•	personal qualities and characteristics, accomplishments and reputation in the business community;

•	current knowledge and contacts in the communities in which FirstMerit does business;

•	ability and willingness to commit adequate time to Board and committee matters;

•	the fit of the individual’s skills with those of other directors and potential directors in building a Board that is effective and responsive to the needs of FirstMerit;

•	diversity of viewpoints, background, experience and other demographics; and

•	the ability of the nominee to satisfy the independence requirements of NASDAQ.

As listed above, diversity of viewpoints, background, experience and other demographics is one of several criteria on which the Corporate Governance and Nominating Committee bases its evaluation of potential candidates for director positions. The inclusion of diversity in the listed criteria reflects the Board of Director’s belief that diversity is an important component of an effective Board and the Corporate Governance and Nominating Committee considers diversity aspects when it evaluates director candidates and their specific skills, expertise and background.

Pursuant to the terms of the agreement and plan of merger, dated as of September 12, 2012 (the “Merger Agreement”), between FirstMerit and Citizens, FirstMerit agreed, among other matters, to (i) increase the size of the Board by two directors, (ii) fill such newly created directorships with persons selected by the board of directors of Citizens and (iii) nominate such directors for election at the annual meeting. Pursuant to the terms of the Merger Agreement, the Board increased the number of directors from 13 to 15 and Lizabeth A. Ardisana and Robert S. Cubbin were recommended to the Corporate Governance and Nominating Committee as director nominees by Citizens. The Corporate Governance and Nominating Committee recommended to the Board that Ms. Ardisana and Mr. Cubbin be nominated as directors and the Board elected Ms. Ardisana and Mr. Cubbin as directors in 2013. The Corporate Governance and Nominating Committee recommended each of Ms. Ardisana and Mr. Cubbin to the Board of Directors for election as a director at the annual meeting.

The Corporate Governance and Nominating Committee makes its recommendation to the Board of Directors, and nominees are selected by the Board of Directors.

Under the Regulations, a shareholder entitled to vote for the election of directors who intends to nominate a director for election must deliver written notice to the Secretary of FirstMerit no later than: (i) with respect to an election to be held at an annual meeting of shareholders, 90 days in advance of such meeting; and (ii) with respect to an election to be held at a special meeting of shareholders, the close of business on the seventh day following the date on which notice of such meeting is first given to shareholders. Pursuant to the Corporate Governance Guidelines, each shareholder notice must include the following information regarding a director candidate:

1.	The name and address of the candidate;

2.	The number and class of all shares of each class of stock of FirstMerit owned of record and beneficially owned by the candidate, as reported to the nominating shareholder by the candidate;

3.
The information required of director nominees under Item 401(a), (d), (e), and (f) of Regulation S-K (relating to the nature and existence of certain business, family, and/or legal relationships between the candidate and FirstMerit, as well as the candidate’s prior business and directorship experience);

4.	The information required of nominees under Item 404(a) of Regulation S-K (relating to the nature and existence of current or potential related party transactions between the candidate and FirstMerit);

5.	A description of why the candidate meets the director criteria set forth in the Corporate Governance Guidelines;

6.	The consent of the candidate to serve as a director of FirstMerit if so elected;

7.	Any written or oral agreement or understanding with the nominating shareholder or any other person that relates in any way to FirstMerit or how the candidate would vote or serve as a director;

8.
Whether the candidate has been or is currently subject to any enforcement action or penalty or, to the candidate’s knowledge, is currently under any investigation that could lead to such an enforcement action or penalty or criminal actions; and

9.
All financial and business relationships of the candidate, or of any organization of which the candidate is an executive officer or principal shareholder or otherwise controls, with FirstMerit, the nominating shareholder or, to the candidate’s knowledge, any other shareholder of the Company that is acting in concert with the nominating shareholder.

In addition, the shareholder notice must also include the following information regarding the shareholder making the nomination:

A.	The name and address of the shareholder making the nomination;

B.	The number and class of all shares of each class of stock of FirstMerit owned of record and beneficially owned by the shareholder;

C.
A representation that the shareholder is a holder of record of FirstMerit common shares entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person specified in the notice;

D.	A description of any arrangements between the shareholder and the candidate pursuant to which the nominations are to be made;

E.	A description of any relationships, including business relationships, between the shareholder and the candidate;

F.	Whether the shareholder is acting in concert with any person with respect to FirstMerit common shares;

G.
Whether the shareholder owns, holds or has the power to vote, individually or in concert with any other person, 5% or more of any class of voting stock of any other organization that competes with FirstMerit;

H.
The information required by Item 401(f) of Regulation S-K (relating to the nature and existence of certain legal proceedings involving FirstMerit and the nominating shareholder) and whether the shareholder has been or is currently subject to any enforcement action or penalty or, to the shareholder’s knowledge, is currently under any investigation that could lead to such an enforcement action or penalty or criminal action;

I.	Whether the shareholder is acting on behalf of, or at the request of, any other shareholder; and

J.
If the shareholder is other than an individual: (i) the names of the shareholder’s five most senior executive officers (or persons performing similar roles); (ii) the names and addresses of each person that has a 10% or more voting, ownership or economic interest in the shareholder and the respective amounts of such interests; (iii) the names and addresses of each person that would be deemed to control the shareholder; and (iv) the name and address of any advisor to the shareholder that has the principal responsibility for its investment or voting decisions.

In the case of any investment fund or similar organization that is a nominating shareholder, these shareholder disclosure obligations shall also apply to the principal advisor to the fund. Also, if the shareholder is other than an individual, these disclosure requirements apply to the shareholder’s principal shareholders, CEO, and other controlling parties.

If a nominating shareholder or director candidate believes that information supplied in response to any of the above inquiries is confidential, the shareholder or nominee may request confidential treatment for such information. In such event, the information shall be maintained on a confidential basis unless the Corporate Governance and Nominating Committee is advised by counsel that disclosure is appropriate in connection with the solicitation of proxies relating to the director candidate.

In the event that it is subsequently determined that any of the information provided by the candidate or nominating shareholder is materially inaccurate, a director candidate who provided the materially inaccurate information or whose nominating shareholder provided the materially inaccurate information shall be required to resign from the Board of Directors, and, in the event of a refusal to resign, such a determination shall constitute “good cause” for removal from the Board, unless it is determined by the Corporate Governance and Nominating Committee that the inaccuracy was inadvertent.

Shareholder Proposals

Any proposals to be considered for inclusion in the proxy materials to be provided to shareholders of FirstMerit for its 2015 Annual Meeting may be made only by a qualified shareholder and must be received by FirstMerit no later than November 7, 2014.

If a shareholder intends to submit a proposal at FirstMerit’s 2015 Annual Meeting that is not eligible for inclusion in the proxy materials relating to the meeting, and the shareholder fails to give the Company notice in accordance with the requirements set forth in the Securities Exchange Act of 1934, as amended (the “Exchange Act”), by January 21, 2015, then the proxy holders will be allowed to use their discretionary authority with respect to such proposal if the proposal is properly raised at the Company’s Annual Meeting in 2015. The submission of such a notice does not ensure that a proposal can be raised at FirstMerit’s Annual Meeting.

Shareholder Communications with Directors

All written communications addressed to an individual director at the address of FirstMerit or one of the offices of a subsidiary of the Company, except those clearly of a marketing nature, will be forwarded directly to the director. All written communications addressed to the Board of Directors at the address of FirstMerit or one of the offices of a subsidiary of the Company will be presented to the full Board of Directors at a meeting of the Board of Directors.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires FirstMerit’s directors, officers and persons who own beneficially more than ten percent of its common shares (“Section 16 Filers”) to file reports of ownership and transactions in the common shares with the Commission and to furnish FirstMerit with copies of all such forms filed. FirstMerit understands from the information provided to the Company by its Section 16 Filers that all transactions have been timely reported, except that due to administrative error, one Section 16(a) filing reporting one transaction was filed late by each of Paul G. Greig, William P. Richgels and Michael G. Robinson.

PROPOSAL ONE

ELECTION OF DIRECTORS

There are currently 15 directors in office, all of which have a term expiring at the Annual Meeting. The Board of Directors has nominated each of the 15 director nominees for election and to serve as directors with a term expiring at the 2015 Annual Meeting.

Proxies cannot be voted for a greater number of persons than the number of nominees named in the proxy statement. If any nominee should become unavailable to serve for any reason, it is intended that votes will be cast for a substitute nominee designated by the Corporate Governance and Nominating Committee and approved by the Board. The Corporate Governance and Nominating Committee has no reason to believe that any nominee named will be unable to serve if elected.

The following information, as of February 21, 2014, with respect to the age, principal occupation or employment, other affiliations and business experience during the last five years of each director nominee, has been furnished to FirstMerit by each director. In addition, the following information provides the Corporate Governance and Nominating Committee’s evaluation regarding re-nomination of each of the director nominees and the key attributes, skills, and qualifications presented by each director nominee.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE NOMINEES NAMED BELOW.
NOMINEES FOR ELECTION AS DIRECTORS
(Term Expiring in 2015)

Lizabeth A. Ardisana, Age 62

Ms. Ardisana has served as a director of FirstMerit since 2013 and is a member of the Compensation Committee. Ms. Ardisana is a principal owner of ASG Renaissance, a technical and communications services firm. She holds a bachelor's degree in Mathematics and Computer Science from the University of Texas, a master's degree in Mechanical Engineering from the University of Michigan and a master's degree in Business Administration from the University of Detroit. Ms. Ardisana was a member of the board of directors of Citizens Republic Bancorp, Inc. from 2004 until 2013. The Corporate Governance and Nominating Committee believes that the attributes, skills and qualifications Ms. Ardisana has developed through her extensive experience in business allow her to provide continued regional business expertise to the Board of Directors and has nominated her for election.

Steven H. Baer, Age 64

Mr. Baer has served as a director of FirstMerit since 2007 and is a member of the Risk Management Committee. Mr. Baer currently is a partner at High Ridge Partners, Inc., Chicago, Illinois, a private turnaround, restructuring and financial consulting firm. From October 2003 until October 2013, Mr. Baer was a member of Rally Capital, LLC, Chicago, Illinois, a private investment banking and financial consulting firm. Mr. Baer holds a BSBA and an MSBA in Economics from the University of Denver. The Corporate Governance and Nominating Committee believes that the attributes, skills and qualifications Mr. Baer has developed through his educational background in economics and his professional experiences in commercial banking, real estate and investment banking allow him to provide continued financial and regional business expertise to the Board of Directors and has nominated him for re-election.

Karen S. Belden, Age 71

Ms. Belden has served as a director of FirstMerit since 1996 and is a member of the Company’s Audit and Risk Management Committees. Ms. Belden is retired. Ms. Belden was a realtor with DeHoff Realtors, Canton, Ohio until January 2014, and remains active with the Stark County, Ohio Board of Realtors. The Corporate Governance and Nominating Committee believes that the attributes, skills and qualifications Ms. Belden has developed through her extensive experience in the real estate field, as well as her knowledge of the northeast Ohio business community and markets, and her experience as a director of FirstMerit, allow her to provide continued local business and real estate expertise to the Board of Directors and has nominated her for re-election.

R. Cary Blair, Age 74

Mr. Blair has served as a director of FirstMerit since 1996 and is a member of the Company’s Compensation and Executive Committees. Formerly, Mr. Blair served as Chairman and CEO of the Westfield Group, Westfield Center, Ohio, a group of financial services and insurance companies, and as a director for The Davey Tree Expert Company, a public company provider of horticultural services based in Kent, Ohio. The Corporate Governance and Nominating Committee believes that the attributes, skills and qualifications Mr. Blair has developed through his leadership experience in the financial services and insurance fields and his experiences as a director of FirstMerit and The Davey Tree Expert Company, allow him to provide continued financial and regional business expertise to the Board of Directors and has nominated him for re-election.

John C. Blickle, Age 63

Mr. Blickle has served as a director of FirstMerit since 1990 and is a member of the Company’s Audit, Compensation, Corporate Governance and Nominating and Executive Committees. Mr. Blickle is the President of Rubber City Arches, LLC, Akron, Ohio, which is the owner and operator of 20 McDonald’s franchises located throughout northeast Ohio. Previously, Mr. Blickle served in the accounting field and has extensive public accounting experience qualifying him as a financial expert for purposes of serving on and chairing the Audit Committee of the Board of Directors. The Corporate Governance and Nominating Committee believes that the attributes, skills and qualifications Mr. Blickle has developed through his educational background in business and accounting, his business and leadership experiences in the northeast Ohio market, as well as his knowledge and experience as a director of FirstMerit, allow him to provide continued accounting, local business and corporate governance expertise to the Board of Directors and has nominated him for re-election.

Robert W. Briggs, Age 72

Mr. Briggs has served as a director of FirstMerit since 1996 and is a member of the Company’s Executive and Risk Management Committees. Mr. Briggs was the President of the GAR Foundation until his retirement on December 31, 2011, is Chair of the John S. and James L. Knight Foundation, and is a Partner and Chairman Emeritus of the law firm of Buckingham, Doolittle & Burroughs, LLP, Akron, Ohio. The Corporate Governance and Nominating Committee believes that the attributes, skills and qualifications Mr. Briggs has developed through his education and experiences in the legal field generally and in the northeast Ohio business market, his leadership roles in philanthropic foundations, as well as his knowledge and experience as a director of FirstMerit, allow him to provide continued legal and local business expertise to the Board of Directors and has nominated him for re-election.

Richard Colella, Age 78

Mr. Colella has served as a director of FirstMerit since 1998 and is a member of the Company’s Risk Management Committee. Mr. Colella is the Managing Partner of the law firm of Colella & Weir, P.L.L., Lorain, Ohio. The Corporate Governance and Nominating Committee believes that the attributes, skills and qualifications Mr. Colella has developed through his education and experiences in the legal field generally and in the northeast Ohio business market, as well as his knowledge and experience as a director of FirstMerit, allow him to provide continued legal and local business expertise to the Board of Directors and has nominated him for re-election.

Robert S. Cubbin, Age 56

Mr. Cubbin has served as a director of FirstMerit since 2013 and is a member of the Audit Committee. Mr. Cubbin is the President and CEO of Meadowbrook Insurance Group, Inc., a publicly traded risk management organization. He holds a bachelor's degree from Wayne State University and a law degree from the Detroit College of Law. Mr. Cubbin has served as a member of the board of directors of Meadowbrook Insurance Group, Inc. since 1995 and was a member of the board of directors of Citizens Republic Bancorp, Inc. from 2008 until 2013. Mr. Cubbin served in the insurance field and has extensive public company experience qualifying him as a financial expert for purposes of serving on the Audit Committee of the Board of Directors. The Corporate Governance and Nominating Committee believes that the attributes, skills and qualifications Mr. Cubbin has developed through his public company background and business experience allow him to provide continued business expertise to the Board of Directors and has nominated him for election.

Gina D. France, Age 55

Ms. France has served as a director of FirstMerit since 2004 and is a member of the Company’s Audit and Corporate Governance and Nominating Committees. Ms. France is the President of France Strategic Partners LLC, Medina, Ohio, a private strategic and transaction advisory firm. Ms. France also serves as a director of Cedar Fair LP, Sandusky, Ohio, a regional amusement-resort operator. Previously, Ms. France served as an investment banker with Lehman Brothers and a managing director of Ernst & Young LLP, providing her with education and business experiences qualifying her as a financial expert for purposes of serving on the Audit Committee of the Board of Directors. Ms. France holds a Master of Management (Finance) degree from the J.L. Kellogg Graduate School of Management at Northwestern University. The Corporate Governance and Nominating Committee believes that the attributes, skills and qualifications Ms. France has developed through her education and leadership experiences in the investment banking, accounting and financial services industries, allow her to provide continued financial and regional business expertise to the Board of Directors and has nominated her for re-election.

Paul G. Greig, Age 58

Mr. Greig has served as Chairman, President and CEO of FirstMerit since 2006 and is a member of the Company’s Executive Committee. Mr. Greig is also the Chairman, President and CEO of FirstMerit Bank. Prior to joining FirstMerit, Mr. Greig served as President and CEO of Charter One Bank, Illinois from 2005-2006 and President and CEO of Bank One, Wisconsin from 1999-2005. The Corporate Governance and Nominating Committee believes that the attributes, skills and qualifications Mr. Greig has developed through his education and experiences in the banking and financial services industries, as well as his significant leadership positions with FirstMerit, allow him to provide continued business and leadership insight to the Board of Directors and has nominated him for re-election.

Terry L. Haines, Age 67

Mr. Haines has served as a director of FirstMerit since 1991 and is a member of the Company’s Compensation and Corporate Governance and Nominating Committees. Mr. Haines is currently retired and formerly served as a director of Ameron International Corporation, a public company producer of fiberglass-composite piping, concrete and steel pipe systems and specialized construction products and as Chairman, President and CEO of A. Schulman, Inc., Akron, Ohio, a public company manufacturer and wholesaler of plastic materials. The Corporate Governance and Nominating Committee believes that the attributes, skills and qualifications Mr. Haines has developed through his public company leadership experiences, his knowledge of the northeast Ohio business market, as well as his knowledge and experience as a director of FirstMerit, allow him to provide continued regional business and public company leadership expertise to the Board of Directors and has nominated him for re-election.

J. Michael Hochschwender, Age 53

Mr. Hochschwender has served as a director of FirstMerit since 2005 and is a member of the Company’s Audit and Compensation Committees. Mr. Hochschwender is the President and CEO of The Smithers Group, Akron, Ohio, a private group of companies that provides technology-based services to global clientele in a broad range of industries, and holds an M.B.A. from the Wharton School of Business, University of Pennsylvania. The Corporate Governance and Nominating Committee believes that the attributes, skills and qualifications Mr. Hochschwender has developed through his education and business leadership experiences in the northeast Ohio business market allow him to provide continued regional business and leadership expertise to the Board of Directors and has nominated him for re-election.

Clifford J. Isroff, Age 77

Mr. Isroff has served as a director of FirstMerit since 1981 and has served as the Company’s Lead Independent Director since 2003. Mr. Isroff is a member of FirstMerit’s Compensation, Corporate Governance and Nominating, Executive and Risk Management Committees. Mr. Isroff is currently retired and is actively involved with a number of significant non-profit organizations in the northeast Ohio area. Formerly, Mr. Isroff was the Chairman and Secretary of I Corp., Akron, Ohio, a manufacturing holding company, as well as the President and Chief Operating Officer of Westhall Jewelers, Akron, Ohio, which was acquired by Sterling Group plc. The Corporate Governance and Nominating Committee believes that the attributes, skills and qualifications Mr. Isroff has developed through his leadership and business experiences in the northeast Ohio business market, as well as experience as a director of FirstMerit and his exemplary service as the Company’s Lead Independent Director, allow him to provide continued local business and corporate governance expertise to the Board of Directors and has nominated him for re-election.

Philip A. Lloyd II, Age 67

Mr. Lloyd has served as a director of FirstMerit since 1988 and is a member of the Company’s Risk Management and Executive Committees. Mr. Lloyd is CEO of McDowell Family LLC and McDowell Properties, LLC, family owned entities involved in investments and investment real estate. Prior to his retirement from the firm in April 2011, Mr. Lloyd had been Of Counsel with the Vorys law firm, Akron, Ohio. The Corporate Governance and Nominating Committee believes that the attributes, skills and qualifications Mr. Lloyd has developed through his education and extensive experiences in the legal field and the northeast Ohio business market, his knowledge and experience as a director of FirstMerit, as well as his significant ownership interest in FirstMerit, allows him to provide continued legal and local business expertise to the Board of Directors and has nominated him for re-election.

Russ M. Strobel, Age 61

Mr. Strobel has served as a director of FirstMerit since 2012 and is a member of the Risk Management Committee. Mr. Strobel is the recently retired chairman, CEO and president of Nicor Inc. and Nicor Gas Company, Naperville, Ill. Prior to joining Nicor in 2000, Mr. Strobel served as a partner in the law firms of Altheimer & Gray, Jenner & Black and Friedman & Koven. Mr. Strobel holds a bachelor’s degree from Northwestern University and a law degree with high honors from the University of Illinois. The Corporate Governance and Nominating Committee believes that the attributes, skills and qualifications Mr. Strobel has developed through experiences in the legal field and his business experience, allows him to provide continued legal and local business expertise to the Board of Directors and has nominated him for re-election.

BENEFICIAL OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

The following table sets forth information as of February 21, 2014 (except as otherwise indicated by footnote) regarding the beneficial ownership of the common shares of FirstMerit by each director, each of the named executive officers of the Company appearing in the Summary Compensation Table, all directors, named executive officers and other executive officers of FirstMerit as a group and by each person known to the Company to own 5% or more of its common shares. Unless otherwise indicated, each beneficial owner has sole power to vote and dispose of the number of shares set forth in the table:

		Number of Common Shares(1)			Percent of
Name	Sole Voting(2)(3)	Shared Voting	Options	Total	Class(4)
Lizabeth A. Ardisana	12,208	—	—	12,208	*
Steven H. Baer	14,689	1,400	—	16,089	*
Karen S. Belden	40,080	—	12,180	52,260	*
R. Cary Blair	28,196	11,769	12,180	52,145	*
John C. Blickle	3,066	16,326	12,180	31,572	*
Robert W. Briggs (5)	28,146	—	12,180	40,326	*
Richard Colella	26,433	810	12,180	39,423	*
Robert S. Cubbin	2,998	19,849	—	22,847	*
Gina D. France	14,865	—	9,135	24,000	*
Paul G. Greig	449,704	—	50,734	500,438	*
Terry L. Haines	76,427	—	12,180	88,607	*
J. Michael Hochschwender	28,253	300	6,090	34,643	*
Clifford J. Isroff	34,347	—	12,180	46,527	*
Philip A. Lloyd II (6)	73,484	418,066	12,180	503,730	*
Russ M. Strobel	9,066	—	—	9,066	*
Sandra E. Pierce	80,254	—	—	80,254	*
Terrence E. Bichsel	128,239	—	117,399	245,638	*
William P. Richgels	85,400	—	15,221	100,621	*
David G. Goodall	75,989	—	—	75,989	*
All directors, named executive officers and other executive officers as a group (26 persons)	1,465,403	507,986	423,874	2,397,263	1.40%
5% Or Greater Shareholders
BlackRock, Inc., 40 East 52nd Street, New York, New York 10022 (7)				17,109,786	10.40%
State Street Corporation, State Street Financial Center, One Lincoln Street, Boston, Massachusetts 02111 (8)				9,693,731	5.90%
The Vanguard Group, 100 Vanguard Blvd., Malvern, Pennsylvania 19355 (9)				9,318,942	5.64%
* Indicates less than 1% beneficial ownership.

(1)	The amounts shown represent the total outstanding common shares beneficially owned by the individuals and the common shares issuable upon the exercise of stock options within the next 60 days.

(2)
Includes the following number of restricted common shares for which the person has the right to vote, but not dispose of such common shares: (i) 3,066 by Messrs. Baer, Blair, Blickle, Briggs, Colella, Haines, Hochschwender, Isroff, Lloyd and Mses. Belden and France; (ii) 4,066 by Mr. Strobel; (iii) 2,998 by Ms. Ardisana and Mr. Cubbin (iv) 242,489 by Mr. Greig; (v) 53,333 by Ms. Pierce (vi) 53,051 by Messrs. Bichsel and Richgels; (vii) 39,073 by Mr. Goodall; and (viii) 620,738 by all executive officers and directors as a group.

(3)
Excludes the following number of common shares deemed to be held under FirstMerit’s Director Deferred Compensation Plan and Executive Deferred Compensation Plan for which the person does not have the right to vote or dispose of such common shares: (i) 21,410 by Ms. Belden; (ii) 75,249 by Mr. Blickle; (iii) 17,214 by Mr. Briggs; (iv) 7,121 by Mr. Colella;

(v) 10,502 by Ms. France; (vi) 15,493 by Mr. Haines; (vii) 22,309 by Mr. Hochschwender; (viii) 58,713 by Mr. Bichsel; (ix) 75 by Mr. Goodall; and (x) 236,443 all executive officers and directors as a group.

(4)
For all directors and executive officers, the percentage of class is based upon the sum of 170,183,540 common shares issued and outstanding on January 20, 2014 and the number of common shares, if any, as to which the named individual or group has the right to acquire beneficial ownership upon the exercise of options within 60 days of February 18, 2014. For all entities that are listed as beneficial owners of 5% or more of the common shares, the percentage of class is based upon 170,183,540 common shares issued and outstanding on January 20, 2014.

(5)	Includes 8,168 common shares pledged as collateral for a loan.

(6)
Mr. Lloyd disclaims beneficial ownership with respect to 254,713 common shares held by his spouse directly and 55,010 held by McDowell Family LLC, of which Mr. Lloyd is CEO and Mr. Lloyd’s spouse is a managing member. The reported beneficial ownership of Mr. Lloyd also includes 108,343 common shares held directly by Mr. Lloyd’s two adult daughters, for whom Mr. Lloyd holds a general power of attorney.

(7)
As reported in a Schedule 13G/A filed with the Commission on January 10, 2014 by BlackRock, Inc. The Schedule 13G/A discloses that the reporting entity had sole voting power as to 16,549,180 common shares and sole dispositive power as to all 17,109,789 shares.

(8)
As reported in a Schedule 13G filed with the Commission on February 3, 2014 by State Street Corporation. The Schedule 13G discloses that State Street Corporation had shared voting and dispositive power as to 9,693,731 common shares.

(9)
As reported in a Schedule 13G/A filed with the Commission on February 11, 2014 by The Vanguard Group. The Schedule 13G discloses that The Vanguard Group has sole voting power as to 247,687 common shares, sole dispositive power over 9,081,909 common shares and shared dispositive power as to 237,033 common shares.

Compensation Discussion & Analysis

Executive Summary
Key 2013 Performance Highlights

Financial Highlights

•	We achieved our 59th consecutive quarter of profitability.

•
Our total shareholder return for the year was 62%, higher than the total shareholder return of any of our peers[1]. In addition, our total shareholder return since the beginning of the economic downturn remains above the 75th percentile of our peers, demonstrating our sustained record of success under a variety of economic conditions. The charts below illustrate our total shareholder return compared to that of our peers over a one-year and a seven-year period.

•	We generated earnings of $1.18 per share in spite of $49.5 million in one-time expenses related to the acquisition and integration of Citizens.

•	Our provision for loan losses decreased 38% from 2012.

•	As demonstrated in the charts below, we continued our trend of outperforming our peers on key operational measures, including profitability, net interest margin, and credit quality measures[2].

1 Data provided by SNL Financial. See page 25 for a listing of our 2013 peer group.
2 Non-Performing Assets/Loans and Other Real Estate Owned (or NPAs/Loans & OREO) was not available as of December 31, 2013 for some peers when this document was published. For those peers, NPAs/Loans & OREO is shown as of the quarter ended September 30, 2013.

Strategic Highlights

•	Completed both the acquisition and integration of Citizens Republic Bancorp on schedule.

•	Reduced our merger-related expenses by 11% from our initial target.

•	Identified potential cost savings significantly above our initial target of 22% of Citizens' expense base.

Key 2013 NEO Compensation Decisions

•
The 2013 Incentive Compensation Program (ICP) was our short-term cash incentive program that was redesigned to assess corporate performance through 14 performance factors and individual performance through our annual performance review process. The performance assessments dictate an overall incentive score that directly corresponds to a calculated cash incentive award for each NEO. As shown in the chart on page 30, FirstMerit performed significantly above-target on both absolute and relative-to-peer measures under the ICP, which after consideration of individual performance resulted in ICP awards near maximum for each of the NEOs.

•
We also redesigned our equity incentive program to require that at least 52% of the restricted stock units (or RSUs) granted to NEOs in 2013 vest solely based on our return on average common equity, or ROACE, compared to our peers over the three-year vesting period. The number of RSUs granted to the CEO was based on a fixed percentage of his salary, while the number of RSUs granted to each NEO other than the CEO was based on a targeted percentage range of his or her position's salary grade midpoint. We made these changes in response to the 2012 Say on Pay vote in spite of the fact that a different equity program, which similar to our historical practice would have conditioned the amount of the 2013 awards on 2012 performance, had been approved prior to the 2012 Say on Pay vote.

•
We granted achievement bonuses to four of our NEOs in addition to their normal ICP awards as an acknowledgment of our executives’ successful leadership throughout the Citizens acquisition process. We determined that these awards were warranted based on the on-time completion of the acquisition and successful planning of the early steps of the integration, in addition to below-target merger costs and above-target potential cost savings. In addition, we believe that these awards are appropriate because the merger and integration represented a significant additional strategic initiative for our executives beyond the scope of our ICP and equity incentive programs, which reward executives for the annual operational success of our organization. The Compensation Committee determined that a subjective rather than formulaic review of merger accomplishments was an appropriate balance to the formulaic approach of the ICP.

•
Base salaries increased 8 to 17% in recognition of FirstMerit’s strong performance in 2012, individual performance in 2012 as well as expected contribution in 2013, and general market salary movement, as well as market salary levels at organizations similar to FirstMerit’s size following the Citizens acquisition. In addition, salary increases were influenced by the greater scope of responsibility assumed by many of our NEOs following the close of the acquisition.

•	We eliminated the excise tax gross-up from our CEO’s existing Change in Control and Displacement Agreements.

•
We amended our Supplemental Executive Retirement Plan (or SERP) to freeze the benefit payable to Mr. Greig at the level accrued for him under the plan as of November 30, 2013. We undertook this action in order to protect FirstMerit from future liability increases and associated additional expenses under his SERP benefit formula, and to support our shift to a more performance-based pay opportunity. This change will also increase investor understanding of the correlation between pay and performance in future proxy statements by eliminating the impact of SERP accruals from Mr. Greig’s total compensation as reported in the Summary Compensation Table beginning in 2014. The benefit freeze resulted in a significant increase in the actuarial accrual for Mr. Greig's SERP in 2013, as reflected in the Summary Compensation Table on page 37 below. However, we expect that no further accruals will be reportable for this benefit in future proxy statements. In addition, this action did not increase the benefit to Mr. Greig beyond what was already payable to him as of November 30, 2013, nor will it result in any significant change in the cumulative expense to FirstMerit of Mr. Greig's SERP.

Introduction

This Compensation Discussion and Analysis, or CD&A, describes FirstMerit's 2013 executive compensation program. The objective of our executive compensation program is to attract, retain, and motivate the key leaders who serve our company and our shareholders. In particular, the following pages explain the process for and objectives and structure of the executive compensation decisions made by our Compensation Committee and our Board of Directors for 2013. This CD&A is intended to be read in conjunction with the tables beginning on page 37 below, which provide detailed historical compensation information for our named executive officers, or NEOs. For 2013, our NEOs are:

Name	Title
Paul G. Greig	Chairman, President and Chief Executive Officer
Sandra E. Pierce	Vice Chairman, FirstMerit Corporation, and Chairman & CEO, FirstMerit Michigan
William P. Richgels	Senior Executive Vice President and Chief Credit Officer
Terrence E. Bichsel	Senior Executive Vice President and Chief Financial Officer
David G. Goodall	Senior Executive Vice President - Commercial Banking

2013 Performance Overview
2013 Financial Performance

2013 was another year of strong performance for FirstMerit. We maintained our commitment to the basic fundamentals of sound banking practices, which we believe will translate into long-term shareholder value and translated into exceptional annual results in 2013. In particular, during 2013, we accomplished the following significant goals:

•	Achieved our 56th, 57th, 58th, and 59th consecutive quarters of profitability.

•	Generated earnings of $1.18 per share, in spite of significant one-time expenses related to the acquisition and integration of Citizens.

•	Continued our growth in the greater Chicago region, including a 16% year-over-year increase in commercial loan balances and a 26% year-over-year increase in commercial deposits.

•	Reduced our provision for loan losses by $21 million, a decrease of 38% from 2012.

2013 continued our trend of outperforming our peers1 on key measures that influence the long-term value of our organization. The charts on page 18 illustrate that we have generally outperformed our peers on important profitability, net interest margin, and credit quality goals over an extended period of time. The measures shown were chosen as representative examples of our overall performance in these general categories, which are common in the financial services industry and dictate in large part the health and success of our organization. In addition, it is important to note that our profitability in 2013 was significantly impacted by $49.5 million in one-time expenses related to the Citizens acquisition. If not for those items, our return on average assets (or ROAA) would have been better than the 75th percentile of the peer group, as were our net interest margin and credit quality.

1 See page 25 for a listing of our 2013 peer group.

FirstMerit also has a demonstrated record of translating strong operational results into shareholder value. The charts above demonstrate the extent to which our total shareholder return has outperformed our peer group through the economic downturn and subsequent recovery, culminating with a 62% shareholder return in 2013 reflecting the close of the Citizens acquisition and integration.
2013 Strategic Performance

In 2013 we completed our acquisition of Citizens Republic Bancorp, along with the subsequent integration of Citizens into the legacy FirstMerit organization. In acquiring Citizens, FirstMerit expanded significantly into Michigan and Wisconsin and gained access to an established customer base, while providing customers a range of product offerings and elite customer service that builds upon the strengths of both organizations. Throughout the last half of 2012 and 2013, our employees worked in preparation and execution of the Citizens integration, resulting in a successful combination of the two franchises.

In addition to completing the acquisition and conversion on schedule, we also met or exceeded financial goals related to the merger, including the following:

•	Reduced our one-time merger-related charges by $10 million, a reduction of 11% from our initial target of $88 million.

•	Achieved $59 million in cost savings from the merger.

•
Identified additional expense reductions on a full year run rate. Once achieved, these reductions will significantly increase the total cost savings from our initial forecast of 22% of the Citizens' expense base.

Response to 2013 Say on Pay Vote

At our 2013 Annual Meeting, our advisory vote on NEO compensation passed, having received a 68% favorable vote. This result represented a significant improvement from the results for our 2012 Say on Pay which received only a 46% favorable vote. We attribute our ability to earn a favorable vote on our 2013 Say on Pay proposal to our engagement with and listening to the concerns of our shareholders during 2012 and 2013, and to our re-examination and redesign of our executive compensation program for 2013, which efforts included:

1.
Engaging shareholders: At the direction of the Compensation Committee, we continued a shareholder outreach program with 17 of our top 25 institutional investors for the purpose of continuing to gather feedback regarding our executive compensation programs. After listening to our shareholders during those discussions, we created a clearer demonstration of the link between company performance and incentive compensation, as described below.

2.
Eliminating tax gross-ups for our CEO: In February 2013, Mr. Greig voluntarily agreed to waive the excise tax gross-up provisions included in his existing Change-in-Control and Displacement Agreements, and we amended those agreements to eliminate the excise tax gross-ups. We undertook this action to limit our expenses and preserve corporate tax deductibility in the event of a change in control, objectives which we believe are in the best interest of shareholders and consistent with emerging trends in the financial services industry. Mr. Greig voluntarily surrendered his potential to receive these payments because he also considered it to be in the best interest of FirstMerit.

3.
Redesigning our ICP for 2013: We redesigned our ICP for 2013 to provide more formal structure to the evaluation of performance and the calculation of awards. The changes to the ICP have provided a clear connection between disclosed final performance levels and each executive’s annual cash incentive award. See page 29 for a more complete description of how our redesigned ICP operated for 2013.

In particular, our 2013 ICP:

•	Measured performance both relative to planned performance and relative to peers.

•	Provided a broader view of FirstMerit performance by evaluating 14 different corporate performance factors that are critical to determining our overall corporate success.

•	Assigned a specific goal weighting to each performance factor.

•	Linked 20% of each executive’s overall incentive award at target to his or her score on his or her annual performance evaluation.

•	Measured performance on each objective on a range from threshold to maximum.

•	Dictated an overall incentive score based on performance results, which will directly correspond to a cash incentive payout as a percentage of salary for each NEO.

4.
Redesigning equity incentive program for 2013 grants: The Compensation Committee restructured our historical equity program to connect the vesting of a majority of the equity awards granted to our NEOs to FirstMerit’s corporate performance over the vesting period. For 2013, the Compensation Committee revised our equity program to require a performance-

vesting condition on a majority of the equity awards granted to each NEO other than Ms. Pierce in 2013. The number of RSUs granted to the CEO was based on a fixed percentage of his salary, while the number of RSUs granted to each NEO other than the CEO was based on a targeted percentage range of his or her position's salary grade midpoint. Awards vest in equal installments over three years. At least 52% of each executive’s equity award will vest, if at all, based on performance, with the number of RSUs vesting each year determined by FirstMerit’s ROACE compared to its peer group in the preceding year. Any additional RSUs awarded will be limited to no more than 48% of the initial equity award amount and will vest based on time and continued service. See page 32 for a more complete description of our 2013 equity program.

5.
Enhanced disclosure: We have again provided an increased level of disclosure in this CD&A regarding the specific performance levels required under our 2013 ICP, the level of performance actually achieved, and how those results translated into cash incentive awards for our NEOs. Our intent continues to be providing our shareholders with a clearer understanding of how the ICP is intended to function and how it rewarded our executives for their strong operational results in 2013.

2013 Compensation Decision Process

Compensation Committee’s Philosophy on Named Executive Officer Compensation

Our compensation program is designed to deliver a full spectrum of pay, benefits, career development and work environment for our NEOs. The Compensation Committee seeks to maximize the return from our investment by structuring the compensation program to include performance-based, at-risk pay components aligned to strategic and financial performance objectives, and risk mitigation and retention-related components. Pay elements are specifically designed to encourage and reward the achievement of our long-term interests and the creation of long-term shareholder value. For each NEO, the compensation package is also intended to represent a fair and competitive compensation arrangement that promotes a meaningful work experience including personal fulfillment, competitive pay and job security. Ultimately, the Compensation Committee’s goal is to structure a program that promotes our long-term success and provides an optimal long-term value creation scenario for our shareholders, business partners, customers, and executives, while not encouraging excessive risk-taking that could harm our business.

The four major objectives of the compensation program for our NEOs are:

•
Attraction and Retention - Attract and retain senior executives with large bank and managerial experience to preserve and increase long-term shareholder value by strengthening the core financial performance metrics that ultimately drive shareholder value.

•
Alignment of Interests - Link executive compensation rewards with increases in shareholder value and its drivers and ultimately align shareholder and executive interests by achieving meaningful executive share ownership levels.

•	Motivation - Motivate executives to be accountable for, and accomplish, the strategic and financial objectives approved by the Board of Directors.

•
Risk Balance - Effectively design, develop and monitor compensation programs that appropriately balance risk and financial results with the ultimate goal of promoting the stability and soundness of FirstMerit.

The Compensation Committee’s compensation philosophy for our NEOs is based on the following guiding principles:

•
Pay Prominence: The Compensation Committee seeks to manage pay to help communicate desired results, influence the NEOs to make decisions that produce those results, and reward them for achieving those results. The following key elements are ways the Compensation Committee keeps pay prominent:

•
Attraction and Retention: We compete with regional and national banking organizations that provide attractive compensation packages to top executive talent. The Compensation Committee recognizes the need to provide competitive overall compensation opportunities to retain our high-performing executives and attract new executive talent.

•
Motivation: Pay is used to motivate management to focus on key financial and strategic goals by providing compensation above competitive levels for outstanding annual and long-term performance and below competitive levels when performance is less than expected.

•	Performance Management: Performance assessment criteria for each executive are structured to be consistent with areas of performance related to achieving our short- and long-term objectives.

•
Controllability: The Compensation Committee seeks to structure the attainment of ICP awards based upon performance measures related to our business that management has the ability to impact and influence.

•
Explicitness: Compensation opportunities and the performance expectations to earn such opportunities are explicitly communicated, with goals and payout schedules established in advance for all incentive plans.

•	Differentiation: Pay is managed to ensure that material differences occur for significantly different levels of performance achievement.

•
Comparative Framework: The Compensation Committee has from time to time compared our executive compensation levels with data sources that reflect our business in relevant markets and account for the size of our operations. These data sources have been provided to the Compensation Committee by its compensation consultant and have generally consisted of industry-specific compensation surveys and an analysis of pay levels provided to comparable executives at selected peer group financial institutions. In general, we review the compensation of our CEO compared to market on an annual basis, and we review the compensation of our other executives compared to market on an as-needed basis.

•
Pay Positioning: We intend to position our targeted total direct compensation (salary, annual cash incentives, and equity incentives) for each executive near the assessed median competitive level for comparable executives, assuming targeted performance is achieved. We believe it is appropriate to pay median compensation for target performance because we generally establish target performance objectives at or above the median performance level of our peer group. The charts on page 18 demonstrate our sustained record of success compared to our peers. Actual total direct compensation in any given year may be above or below the target level based on corporate and individual performance. We believe that overall compensation opportunities for our NEOs in 2013 were competitive with those offered by financial services institutions that are similar to us in asset size and operations based on market and historical comparisons as discussed further below.

•
Risk-Balanced Compensation: While the use of incentive compensation programs is an important element in our overall compensation philosophy, we recognize that incentive compensation programs, if not properly structured, could expose us to compensation-related enterprise risks. Therefore, we seek to structure, implement and monitor sound incentive compensation programs that promote the safety and soundness of the company.

Roles in Determining 2013 Named Executive Officer Compensation

The Role of the Compensation Committee

2013 compensation for the NEOs was determined under programs adopted by the Compensation Committee and approved by the Board of Directors. The Compensation Committee established our executive compensation philosophy, policy, elements, and strategy and reviewed executive compensation proposals for approval by the Board of Directors. Specifically, the Compensation Committee:

•	Approved 2013 salary adjustments for NEOs other than the CEO.

•	Determined the NEOs eligible to participate in the ICP for 2013.

•	Reviewed 2013 corporate performance results and the CEO’s assessment of 2013 individual performance results to determine final 2013 ICP award payouts for our NEOs other than the CEO.

•	Approved achievement bonuses to certain of our NEOs in recognition of their contributions to the success of the Citizens acquisition.

•	Administered our benefit plans and perquisites.

•	Assessed and monitored the performance, design, function and potential risk components of our compensation programs for our NEOs.

•
Administered the annual comprehensive CEO performance assessment, in which Mr. Greig’s performance is evaluated in both narrative and numerical form by each independent member of the Board of Directors.

In addition, the Compensation Committee recommended to the Board of Directors for approval: (1) the 2013 salary adjustment for the CEO; (2) the corporate performance measures and targets for the 2013 ICP; (3) the 2013 ICP award for our CEO; (4) the type and amount of our 2013 equity awards to the NEOs; (5) executive benefits, retirement plans, and limited perquisites; (6) the SERP amendment to freeze Mr. Greig's benefit payable under the SERP; and (7) executive employment, severance, change in control, and displacement agreements. The Compensation Committee also reviewed for 2013 a “tally sheet” summarizing all aspects of each NEO’s compensation.
Role of Management
Members of management assist the Compensation Committee by providing recommendations that management believes will establish appropriate and market-competitive compensation plans for executive officers consistent with FirstMerit’s compensation philosophy. As part of this process, management collaborates with our independent compensation consultant to define market data, review potential compensation plan designs, and discuss industry trends before making recommendations to the Compensation Committee. In 2013:

•	Management recommended base salaries as well as cash and equity incentive targets for NEOs other than the CEO;

•	Management proposed incentive metrics and planned performance levels for the ICP;

•	Management assessed the individual performance in 2013 of each NEO other than the CEO relative to expectations for the purposes of determining 2013 ICP awards; and

•
Mr. Greig provided an objective and subjective assessment for each NEO other than himself of individual contribution to FirstMerit in 2012 and expected contribution in 2013 for use in determining the actual number of time-vested and performance-vested restricted stock units awarded to the NEOs other than Mr. Greig in 2013.

The Compensation Committee reviews and discusses management’s recommendations in conjunction with its independent compensation consultant in making compensation decisions or recommendations to the full Board. Mr. Greig’s compensation is discussed in executive session without members of management present.
Role of the Compensation Consultants
In January 2013, the Compensation Committee again retained Gough Management Company, or Gough, as permitted by the Compensation Committee Charter, to provide the Compensation Committee with independent advice on executive compensation matters and to assist in making compensation recommendations to the Board of Directors. During 2013, Gough assisted the Compensation Committee by preparing information on competitive compensation levels and practices for the CEO and other executives, compiling information relating to CEO compensation from selected peer banks (see “Compensation Evaluation for 2013” below), advising the Committee regarding its response to both the 2012 and 2013 Say on Pay votes, and assisting in the re-design of FirstMerit’s ICP and equity incentive program for 2013. Pursuant to the terms of its retention, Gough reported directly to the Compensation Committee, which retains sole authority to select, retain, terminate, and approve the fees and other retention terms of its relationship with Gough. Gough does not provide any services for us outside those provided to the Compensation Committee.
In 2013, we also engaged McLagan, a compensation consultant affiliated with Aon Hewitt, to provide compensation information for certain executive officers, advise the company regarding its response to the 2012 and 2013 Say on Pay votes, and assist with the re-design and implementation of FirstMerit’s ICP and equity incentive program for 2013. Pursuant to the terms of its retention, McLagan reported directly to management. Aon Hewitt also provided advice to management on the administration of our executive retirement plans and programs and to provide assistance to management in the administration of other retirement plans and programs that are generally available to all FirstMerit employees. Aon Hewitt reported directly to management in this role.
In 2013, the Compensation Committee reviewed its relationship with Gough, as well as its or FirstMerit’s receipt of any direct or indirect executive and director compensation assistance from McLagan and Aon Hewitt. Considering all relevant factors, including those set forth in Rule 10C-1(b)(4)(i) through (vi) under the Securities Exchange Act of 1934, the Compensation Committee determined that it is not aware of any conflict of interest that has been raised by the work performed by any of Gough, McLagan or Aon Hewitt. In addition, the Compensation Committee has assessed the independence of Gough, McLagan and Aon Hewitt, as required under Nasdaq listing rules.

Specific Considerations Regarding 2013 Compensation

Compensation Evaluations for 2013

In 2013, Gough again provided the Compensation Committee with an analysis of Mr. Greig’s targeted total direct compensation opportunity compared to the compensation opportunities of CEOs at a peer group of financial institutions similar to FirstMerit in size and business profile. We revisited the composition of the single peer group that we utilized in 2012 for compensation evaluations, with the objective of maintaining FirstMerit’s position near the median of the group in terms of asset size following the closing of the Citizens acquisition. The 2013 peer group was selected based on the following criteria as of September 30, 2012:

•	Banks and thrifts with assets between $17 and $65 billion (FirstMerit projected post-merger assets were $24 billion).

•	Commercial banking focus.

•	Located exclusively in the continental U.S.

•	Not managed by executives with controlling ownership.

•	Not a target of a publicly-announced acquisition.

In addition to the criteria listed above, we eliminated from consideration a limited number of institutions that, while they otherwise met the stated criteria, reflect significant differences from FirstMerit in key organizational areas, such as specific business line focus.

We believe that the resulting comparator group represents an accurate indicator of the companies with which we compete for executive talent. The Compensation Committee approved the following peer group of 18 institutions for 2013:

	Total Assets		Total Assets
	6/30/13		6/30/13
Company Name	($000)	Company Name	($000)
Associated Banc-Corp	23,616,944	Hancock Holding Co.	18,934,301
BOK Financial Corp..	27,808,200	Huntington Bancshares Inc.	56,113,687
City National Corp.	27,379,502	People's United Financial Inc.	31,344,900
Comerica Inc.	62,947,000	Susquehanna Bancshares Inc.	18,083,039
Commerce Bancshares Inc.	21,910,351	Synovus Financial Corp.	26,563,174
Cullen/Frost Bankers Inc.	22,571,514	TCF Financial Corp.	18,399,607
First Horizon National Corp.	25,130,941	Webster Financial Corp.	20,329,238
First Niagara Finl Group	37,149,727	Wintrust Financial Corp.	17,613,546
First Republic Bank	37,312,741	Zions Bancorp.	54,904,540
FirstMerit			23,532,129

FirstMerit’s asset size was at the 41st percentile of the peer group as of June 30, 2013, which was the first reporting period that reflected our organization size following the close of the Citizens acquisition.
After determining the final group of 18 peers for 2013, statistical regression was used to adjust peer compensation data based on FirstMerit’s asset size relative to the peer group. This regression analysis allowed us to pinpoint specific target and maximum compensation values relative to peers for our CEO based on the distribution of these amounts relative to organization size. We considered actual, target, and maximum compensation levels for peer CEOs as well as the regressed data as part of the process in determining our CEO’s 2013 base salary, 2013 target and maximum annual incentive opportunities, and 2013 target and maximum equity incentive opportunity.
Gough also prepared an analysis for the Compensation Committee regarding the compensation packages for our NEOs other than Mr. Greig. Comparative market data for the financial services industry was taken from published survey sources and then adjusted using regression analysis, similar to the methodology described above regarding Mr. Greig. The purpose of the study was to analyze the competitive positioning of the compensation packages for our NEOs other than Mr. Greig in light of our larger organization size following completion of the Citizens acquisition. Decisions regarding compensation programs for the other NEOs in 2013 were made primarily in consideration of corporate and individual performance, internal compensation comparisons, and our historical practices, as well as the results of the market analysis described above.

Elements of 2013 Named Executive Officer Compensation
The following table outlines the major elements of 2013 total compensation for our NEOs:

Compensation Element	Purpose	Link to Performance	Fixed/ Performance Based	Short/ Long-Term
Base Salary	Helps attract and retain executives through market-competitive base pay	Based on individual and corporate performance	Fixed	Short-Term
Annual Cash Incentive Compensation Plan (ICP)	Encourages achievement of strategic and financial performance metrics that create long-term shareholder value	Based on achievement of predefined corporate performance objectives and an assessment of individual performance	Performance Based	Short-Term
Achievement Bonus
One-time cash award recognizes the extraordinary efforts and significant contributions of our NEOs to the success of the Citizens acquisition, which was above and beyond the annual operational focus of our ICP and equity incentive programs
		Special award linked to the success of the Citizens acquisition	Performance Based	Short-Term
Performance-Vested RSU Awards
Addressing shareholder concerns, aligns executives' long-term compensation interests with shareholders' investment interests while encouraging the achievement of annual operational goals that drive long-term company value

Award amount is determined based on, for Mr. Greig, a fixed percentage of salary, and for other NEOs, a targeted percentage range of salary grade midpoint, with annual portions of the award achieved based on ROACE compared to a peer group
			Performance Based	Long-Term
Time-Vested RSU Awards	Aligns executives' long-term compensation interests with shareholders' investment interests while creating a retention incentive through multi-year vesting
Award amount is determined based on, for Mr. Greig, a fixed percentage of salary, and for other NEOs, a targeted percentage range of salary grade midpoint, with vesting conditioned on attainment of a specified level of corporate profitability in the year of grant
			Performance Based	Long-Term
Defined Benefit and Defined Contribution Retirement Plans	Provides market-competitive income security into retirement and creates a retention incentive through use of multi-year vesting, similar to the structure of retirement benefits for our general employee population	--	Fixed	Long-Term
Benefits and Perquisites	Establishes limited perquisites in line with market practice, as well as health and welfare benefits on the same basis as our general employee population	--	Fixed	Short-Term
2013 FirstMerit Pay Mix
Consistent with our compensation philosophy, FirstMerit pays a significant portion of our direct compensation (total compensation less retirement, benefits, and perquisites) to our NEOs through performance-based incentive compensation, which will vary from year to year based on performance in a given year. As shown below, incentive compensation as a percentage of our NEOs’ target direct compensation package is in line with the average percentage at our peer institutions. In addition, incentive compensation made up a greater percentage of our NEOs’ actual 2013 direct compensation than the average percentage at our peer institutions due in part to the cash incentive awards paid as a result of our strong financial and strategic performance in 2013, as outlined on page 30.

SERP Impact on CEO Pay, and Resulting SERP Freeze
Total compensation for Mr. Greig, as reported per SEC rules in the 2013 Summary Compensation Table on page 37, has increased significantly over the last two years. However, a significant portion of Mr. Greig’s annual increase prior to 2013 was due to his annual SERP accrual, which was dictated by the benefit formula in the SERP. Mr. Greig’s annual SERP accrual increased substantially in 2011 and 2012 due in large part to the prevailing low-interest rate environment, and did not represent an actual cash payment to him for any applicable year. For 2013, the major part of his increase in total compensation compared to 2012 was due to recent action by the Board of Directors and Compensation Committee regarding Mr. Greig's SERP, as described below.
In December 2013, the Board approved, based on the recommendation of the Compensation Committee, an amendment to the SERP primarily to freeze the benefit payable under the SERP to Mr. Greig at the level of the benefit accrued by Mr. Greig under the SERP as of November 30, 2013. As a result of this freeze, neither later increases nor decreases in the CEO’s compensation nor any other change in circumstances will cause any increase or decrease in the amount payable to Mr. Greig under the SERP. The amendment also generally conformed the “cause” provisions under the SERP with respect to Mr. Greig to those contained in his employment agreement. In making this amendment, the Board was motivated by the following:

•
Fix SERP liability: The SERP freeze will protect FirstMerit from possible future increases in SERP accruals for Mr. Greig that could be attributable to increases in his base compensation or annual incentive and declines in interest rates. At the same time, the SERP freeze benefits Mr. Greig by protecting against future possible decreases in SERP accruals that could be attributable to opposite changes in the variables mentioned in the prior sentence; and

•
Increase investor understanding of correlation between pay and performance in post-2014 proxy statements: The SERP freeze is expected to eliminate future accruals toward Mr. Greig’s SERP, which will allow investors a clearer understanding of how his annual compensation package varies from year to year based on FirstMerit’s performance and other factors.

It is important to note that the Board’s decision to freeze the SERP benefit did not result in any additional benefit to Mr. Greig beyond what was already payable to him as of November 30, 2013. In addition, we expect that the cumulative expense to FirstMerit of Mr. Greig’s SERP benefit will not change significantly as a result of freezing the future benefit.
As the exhibit below shows, Mr. Greig’s compensation has increased moderately over the past two years excluding the impact of his SERP accrual. During that time, FirstMerit’s asset size has increased from $14 billion to $24 billion, while performance has remained strong. The compensation increases from 2011 to 2013 have been a result of significant incentive payments as a result of our strong performance results, as well as adjustments to better reflect the competitive market for CEOs at our post-merger asset size.

We believe that analyzing Mr. Greig’s compensation absent the SERP benefit and the impact of the SERP freeze more accurately reflects the annual compensation decisions of the Compensation Committee and the Board of Directors with respect to Mr. Greig’s compensation. However, we also recognize that the Compensation Committee and the Board of Directors' decision to amend the SERP and freeze Mr. Greig's SERP benefit represents a major compensation decision that impacts the reporting of Mr. Greig's total 2013 compensation in the 2013 Summary Compensation Table.

Analysis of Key Compensation Decisions for 2013
Base Salary
The Compensation Committee considers general market movement, individual performance, and the recommendation of Mr. Greig (for all executives other than himself) in making base salary adjustments. The base salary for Mr. Greig is recommended by the Compensation Committee to the full Board of Directors for approval. Before providing a recommendation to the Board, the Compensation Committee considers base salaries paid to CEOs in the peer group as well as the projected market salary rate increase for the upcoming year, as provided by Gough. In addition, the Compensation Committee considers the results of the annual evaluation of Mr. Greig’s performance completed by each of the independent members of our full Board of Directors, which in 2013 resulted in a score of 9.8 on a scale from one to 10.
Mr. Greig considers the results of each NEO’s annual performance review, any expected changes to the NEO’s role within our organization, pay positioning relative to other members of our executive team, and the approved merit increase budget for our general employee population before providing his recommendations to the Compensation Committee.
Effective April 1, 2013, FirstMerit’s NEOs received base salary increases ranging from 8 to 17%. These increases were greater than in previous years due in part to the significant increase in our asset size, and the competitive salary rates paid to comparable positions at organizations of that size, following the close of the Citizens acquisition. In addition, several of our NEOs assumed a greater scope of responsibility following the close of the acquisition, which is reflected in their higher salary levels for 2013.
Ms. Pierce's salary upon her hiring was established based the scope of her expected role with FirstMerit, as well as through an assessment of typical salary levels for similarly-positioned executives both inside our organization and in the external marketplace.
Base salaries for each of the NEOs are shown in the table below:

Name	2012 Base Salary ($)	2013 Base Salary ($)	% Change from 2012-2013
Paul G. Greig	835,000	975,000	17%
Sandra E. Pierce	--	550,000	--
William P. Richgels	425,000	460,000	8%
Terrence E. Bichsel	400,000	460,000	15%
David G. Goodall	350,000	390,000	11%

Annual Cash Incentive Program
Our ICP is designed to motivate executives to attain superior annual performance in key areas that we believe create long-term value to FirstMerit and its shareholders. Awards under the 2013 ICP were contingent on performance in the following categories:

•	Corporate financial performance relative to planned performance;

•	Corporate financial performance relative to peers; and

•	Individual performance

By implementing pay methodologies that utilize well-defined performance metrics and measure financial, strategic, and individual performance, the Committee believes that it can motivate our NEOs to achieve our business goals and enhance long-term shareholder value without creating incentives for excessive risk-taking.
Under the portion of the 2013 ICP that measured our performance relative to planned performance, a target level and a threshold-to-maximum range of performance were established for each objective in the 2013 plan. Threshold performance was defined as 85% to 90% of target level, and maximum as 110% to 115% of target, depending on the objective.
Under the portion of the 2013 ICP that measured our performance relative to our peers, the target performance level was defined as the 50th percentile of our peer group, threshold performance was defined as the 30th percentile, and maximum as the 70th percentile . Performance on the relative measures in the 2013 ICP was measured on a trailing twelve month basis ending September 30, 2013, in order to align the timing of incentive award payments with the availability of peer group financial data.
In addition to corporate financial performance, the 2013 ICP measured the individual performance of the NEOs. Payouts under the individual portion of the plan were tied to the results of each NEO's annual performance evaluation by Mr. Greig, or in the case of Mr. Greig, by the independent members of the full Board of Directors.
Performance below threshold for any objective would have resulted in no incentive payment for that objective, while the payment for any one objective and the plan as a whole was capped for performance above maximum.
The performance metrics and weightings that were used to calculate 2013 ICP awards for executive officers were as follows:

Weight

Performance Relative to Plan	60%
Profitability
Pre-Provision / Pre-Tax Income	5%
Net Income	10%
Total Revenue	5%
Return on Average Assets	10%
Credit Quality
Net Charge-offs / Avg. Loans	10%
Non-Perf. Assets / Loans & OREO	10%
Capital
Total Risk-Based Capital Ratio	3.4%
Tier 1 Capital Ratio	3.3%
Leverage Capital Ratio	3.3%

Performance Relative to Peers	20%
Profitability
Return on Average Tangible Equity	4%
Return on Average Assets	4%
Net Interest Margin	4%
Credit Quality
Net Charge-offs / Avg. Loans	4%
Non-Perf. Assets / Loans & OREO	4%

Individual Performance	20%
Performance Evaluation	20%

Financial performance as shown above was measured based on financial statements filed with the SEC for FirstMerit and its peers. The Compensation Committee had the ability to exclude from financial performance calculations certain one-time events that either positively or negatively impact incentive awards for executives, and the parameters for determining which one-time events would be excluded was established at the beginning of the performance year. The Committee determined that it was appropriate to exclude from the calculation of the two peer-relative profitability measures, return on average tangible equity and return on average assets, the after-tax impact of $46.3 million in merger-related costs recognized in the 12-month reporting period.
In the event that the variance between the absolute and peer-relative performance measures exceeded 20%, the overall weighting between the two categories would have switched from 60% absolute / 20% relative to 20% absolute / 60% relative. For example, if the overall scale score for performance compared to plan was 100 while the scale score for performance compared to peers was 70, the category weightings would have switched to give greater consideration to peer-relative performance than absolute performance. In this particular fact pattern, incentive awards for executives would have been reduced due to the weighting switch. We implemented this feature in recognition of the fact that overall trends in the financial services industry are quickly evolving and may have a significant impact on our corporate performance, and that our executives should be neither excessively rewarded nor unduly punished for general industry performance that is not unique to FirstMerit.
Based on actual performance results, the weighting switch feature was not triggered under the 2013 ICP.
Corporate Performance Results
The chart below depicts the performance targets established by the Compensation Committee for each ICP category, as well as the level of actual performance achieved in 2013. In establishing the pre-provision/pre-tax income, net income, and return on average assets profitability targets, the Compensation Committee included the level of one-time expenses expected as a result of the Citizens acquisition, so that integration was indirectly reflected in the ICP results. Absent those one-time items, both our established performance expectations and our actual 2013 performance would have been significantly higher.
Individual Performance Results
Each of the NEOs received a performance rating of “Exceeds” or “Excellent” in their 2013 performance evaluation, and therefore received the maximum award payable under the individual portion of the plan. Factors frequently cited in performance evaluations included our executives’ contributions to the smooth integration of Citizens and the strong operating results achieved by FirstMerit in 2013. As mentioned above, the average score on the evaluation of Mr. Greig's 2013 performance, which was conducted by each independent member of the Board of Directors, was 9.8 on a scale from one to 10.
ICP Award Opportunities
The Compensation Committee annually establishes ICP award opportunities for each NEO as a percentage of his salary. Historically, award opportunities have been designed to produce total cash compensation that is near the 50th of competitive market levels for performance at target. We believe it is appropriate to target annual incentives near the peer group 50th percentile because it is our internal principle to set target performance expectations at or above the peer group 50th percentile when such comparisons are possible. Gough’s compensation review indicated that Mr. Greig’s 2013 cash compensation opportunity at target was between the 50th and 75th percentiles of target cash compensation opportunities for CEOs in our peer group, consistent with our philosophy. Likewise, maximum incentive levels have also been established to reflect competitive market levels.
The Compensation Committee established the following ICP award opportunities for 2013 (as a percentage of base salary):

	2013 ICP Opportunity as % of Salary
Named Executive Officer	Threshold	Target	Maximum
Mr. Greig	40%	100%	200%
Ms. Pierce	30%	85%	150%
Mr. Richgels	24%	60%	108%
Mr. Bichsel	24%	60%	108%
Mr. Goodall	24%	60%	108%
ICP Awards for 2013
In January 2014, the Compensation Committee determined the degree to which our financial and strategic performance goals were achieved during 2013. The CEO (or the Board of Directors in the case of the CEO) then determined the degree to which the individual performance goals were achieved during 2013 for each executive. Under the 2013 ICP, the Compensation Committee was authorized to use its discretion to adjust final award amounts or goals or waive any requirement for the payment of awards, but it did not exercise that authority in determining the 2013 awards.
The following payments under the 2013 ICP were made upon approval by the Compensation Committee and, with respect to our CEO, the independent members of the full Board of Directors:

Named Executive Officer	2013 ICP Award	ICP Award as a % of Target
Mr. Greig	$1,900,400	195%
Ms. Pierce	$794,100	170%
Mr. Richgels	$485,600	176%
Mr. Bichsel	$485,600	176%
Mr. Goodall	$411,700	176%
Mr. Greig’s 2013 ICP award as a percentage of his target award is higher than that of the other NEOs, which reflects the fact that his maximum incentive award is also higher as a percentage of his target. In addition, Ms. Pierce’s award was pro-rated based on her hire date, and is therefore slightly lower as a percentage of her full-year target. Expressed as a percentage of her pro-rated opportunity, her award payout is identical as a percentage of target to that of the other NEOs other than Mr. Greig.
Achievement Bonuses
In April 2013, we granted achievement bonuses to each of our NEOs other than Ms. Pierce in addition to his normal ICP award. These bonuses were intended as an acknowledgment of the substantial leadership and extraordinary effort put forth by our executive team throughout the Citizens acquisition and the early steps of the integration process. We determined that these awards were warranted based on the successful negotiation of the acquisition, obtainment of the required regulatory and shareholder approvals, on-time closing of the acquisition, and significant reduction in merger-related expenses from our initial targets. In addition, we believe that these awards are appropriate because the merger and integration represented a significant additional strategic initiative for our executives beyond the scope of our ICP and equity incentive programs, which reward executives for the annual operational success of our organization. The Compensation Committee determined that a subjective review of merger accomplishments was an appropriate balance to the formulaic approach of the ICP.
Ms. Pierce did not receive an achievement bonus due to the timing of her hiring.

The table below details the achievement bonuses granted to our NEOs in 2013:

Named Executive Officer	Achievement Bonus
Mr. Greig	$500,000
Ms. Pierce	--
Mr. Richgels	$50,000
Mr. Bichsel	$50,000
Mr. Goodall	$50,000
2013 Equity Program
We redesigned the form and structure of our equity incentive program for 2013. Historically, we awarded equity in the form of restricted stock, which vested based on time and continued service. The number of restricted shares awarded to each executive was determined on a "look-back" basis reflecting our corporate performance in the preceding year as well as objective and subjective assessments of individual performance. However, the Compensation Committee restructured the program to include significant performance-vesting conditions on a portion of the equity awarded in 2013.
Beginning with our 2013 grants, we granted restricted stock units (or RSUs) to our participating NEOs. RSUs were chosen because they offer the same retention, alignment, and risk mitigation benefits as restricted stock, while avoiding potential negative tax consequences for participants nearing retirement age. At least 52% of the number of RSUs awarded to each participating NEO will vest, if at all, based on FirstMerit’s corporate performance over the vesting period, while any additional RSUs awarded will vest based on time, continued service, and attainment of a minimum level of corporate profitability. Due to this minimum corporate profitability requirement, while we think of these additional RSU awards and describe these additional RSU awards as time-vested for purposes of our CD&A, we report them as an incentive award for tabular purposes. The use of performance-vested and time-vested awards in combination allows executives to consistently increase their ownership interest in FirstMerit and connects the long-term value of the awards to our long-term stock performance, while also encouraging the achievement of the operational goals that drive our long-term company value.
The number of RSUs awarded to Mr. Greig in 2013 was based on a fixed percentage of his salary, and that fixed percentage was unchanged from his target equity award in 2012 as a percentage of salary. The number of RSUs awarded to each participating executive other than the CEO in 2013 was based on a targeted percentage range of his position's salary grade midpoint. From within the targeted range, the CEO recommended the actual number of RSUs to be awarded to each participating NEO other than himself based on the performance of the executive and FirstMerit in 2012. However, the Compensation Committee, or the CEO for all executives other than himself, generally retains the right to grant awards less than the target amount or stated minimum of each executive’s range, or to grant no awards to the executive in a given year, if performance or other conditions warrant.
In this manner, our equity incentive program is designed to reward executives for performance relative to corporate objectives and to align the interests of executives and shareholders. The program also affords executives the opportunity to consistently increase their ownership in FirstMerit while also creating a retention incentive through the use of a multi-year vesting period for time-vested awards.
Ms. Pierce did not participate in our 2013 equity program due to the timing of her hiring, though she will be eligible to participate in future years. The equity award granted to Ms. Pierce in connection with her commencement of employment is described on page 34.
Early in 2013, the Committee established a target equity award for each of our participating NEOs as described above. Target equity award levels are shown in the table below:

Named Executive Officer	Target Equity Award Range as % of Salary or Salary Grade Midpoint
Mr. Greig	200%
Ms. Pierce	--
Mr. Richgels	85% - 115%
Mr. Bichsel	85% - 115%
Mr. Goodall	68% - 92%
Regarding Mr. Greig’s target equity award, Gough’s review of peer CEO compensation indicated that Mr. Greig’s total direct compensation opportunity at target was comparable to the target total direct compensation opportunity among peer CEOs. The Compensation Committee felt that this positioning was appropriate due to FirstMerit’s sustained record of strong performance and Mr. Greig’s contributions to that success as leader of our organization.

In recommending the equity awards for executives other than himself, Mr. Greig selected the actual award amount from the targeted award ranges based on a subjective assessment of FirstMerit's performance in 2012, the results of each executive's annual performance review, each executive's expected contributions to FirstMerit in 2013 and future years, historical grant practices relative to recommended amounts, and internal pay comparisons. Mr. Greig recommends equity award values for each executive, and the number of shares granted to each executive is calculated based on the recommended award value divided by FirstMerit's stock price on the date of grant.
Following approval by the Board of Directors, the following equity awards were granted to our NEOs in April 2013 based on the approach described above:

Named Executive Officer	2013 Equity Award (# of Performance-Vested Shares)	2013 Equity Award (# of Time-Vested Shares)	2013 Equity Award (Grant Date Fair Value)	2013 Equity Award as a % of Target/Range Midpoint
Mr. Greig	62,171	57,388	$1,950,007	100%
Ms. Pierce	--	--	--	--
Mr. Richgels	13,869	12,802	$435,004	100%
Mr. Bichsel	13,869	12,802	$435,004	100%
Mr. Goodall	10,362	9,565	$325,009	100%
Performance-vested RSUs
For 2013, 52% of the participating NEOs’ equity awards were granted in the form of performance-vested RSUs. These awards vest, if at all, in equal installments on the first three anniversaries of the award date, with the number of RSUs vesting each year determined by FirstMerit’s ROACE compared to its peer group in the preceding calendar year. Financial performance is measured based on financial statements filed with the SEC for FirstMerit and its peers. The Compensation Committee has the ability to exclude from financial performance calculations certain one-time events that either positively or negatively impact incentive awards for executives. However, such exclusions are limited in nature, and the parameters for determining which one-time events may be excluded are established at the beginning of the performance year.
The table below details the required level of performance and subsequent award vesting for the 2013 award:

	Threshold	Target	Maximum
ROACE Compared to Peers	30th Percentile	50th Percentile	70th Percentile
Number of RSUs Vesting (as % of Target)	25%	100%	175%
Vesting is pro-rated for performance between threshold and target or target and maximum, and no awards vest in a given year if performance in the preceding year was below threshold.
In February 2014, the Compensation Committee determined that it was appropriate to exclude from the calculation of FirstMerit's ROACE the after-tax impact of $49.5 million in one-time merger related costs recognized in the 12-month reporting period. FirstMerit's ROACE during 2013 was 10.06% after the exclusion of one-time items, which was equal to the 75th percentile of the peer group. Therefore, the first one-third of the RSUs granted in 2013 vested in February 2014 at 175% of the target award amount.
Time-vested RSUs
The remaining RSUs granted to each participating NEO, or 48% of the total RSU award, vest in equal installments on each of the first three anniversaries of the grant date, subject to the executive’s continued employment. In addition, no awards would have vested if FirstMerit’s net income after adjustment for one-time expenses in 2013 did not exceed 15% of our 2012 net income. This condition was satisfied based on actual 2013 performance. With the exception of the vesting trigger based on profitability, the design of the time-vested portion of our 2013 equity program is consistent with our historical equity award practice.
Dividend equivalents
Our historical practice has been to pay dividends on unvested restricted stock on a quarterly basis, consistent with common industry practice. Beginning with the RSUs granted in 2013, we pay dividend equivalent units on unvested RSUs as follows:

•	Time-vested RSUs: Dividend equivalents are paid quarterly, similar to our historical practice; and

•
Performance-vested RSUs: Dividend equivalents are accrued quarterly through the performance period and paid out on the vesting date, commensurate with the number of RSUs that are actually earned based on FirstMerit’s corporate performance relative to its peers. No interest or premium is paid on accrued dividends. This represents a departure from our historical practice but is consistent with industry practice for performance-vested equity.

Inducement Awards
As mentioned above, Ms. Pierce commenced employment as Vice Chairman of FirstMerit Corporation and Chairman & CEO of FirstMerit Michigan on February 1, 2013. In connection with her hiring, she received inducement awards of $500,000 in cash and 80,000 shares of restricted stock. The restricted stock vests one-third per year for three years on the anniversary of the grant. In addition, had Ms. Pierce voluntarily resigned within one year of her hire date, she would have been required to repay a pro-rated amount of the cash award, commensurate with her actual length of service. Also, Ms. Pierce was guaranteed a minimum cash incentive under the 2013 ICP equal to her target payout, or $467,500, though her actual ICP award far exceeded that level due to FirstMerit’s strong corporate performance.
The inducement awards described above were intended to offset compensation losses associated with leaving her previous employer, and the Compensation Committee considered them to be in line with typical market practice regarding the hiring of an outside executive of Ms. Pierce’s stature. For 2014, she will participate in FirstMerit’s incentive programs on a similar basis as our other NEOs.
Benefits & Perquisites
We offer a package of employee health and welfare benefits to our employees, including our NEOs. These benefits include health, dental, and vision coverage, life insurance, and disability insurance. We and our employee participants share in the cost of these programs, and benefits are provided to our NEOs and our other employees on the same general basis.
The Compensation Committee provides only limited perquisites to the NEOs, and the Compensation Committee periodically reviews those perquisites to keep those benefits to a minimum. For 2013, we reimbursed Mr. Greig and Ms. Pierce for country club dues pursuant to his employment agreement and the terms of her hiring. We do not provide country club reimbursements for our other NEOs. Rather, FirstMerit maintains two corporate country club memberships for the business use of our other NEOs. In addition, for 2013, we reimbursed Ms. Pierce and Mr. Bichsel and Mr. Greig for an executive physical exam. Each of the other NEOs were also eligible to receive reimbursement for executive physical exams, but did not receive any such reimbursement for 2013. We offer physical exams to our executives because we believe that it is in FirstMerit’s best interest to minimize potential health-related disruptions to our leadership team by encouraging executives to monitor their personal health and well-being. We also reimbursed Mr. Greig for legal fees associated with the removal of the excise tax gross-up in his Change in Control and Displacement Agreements and provided payments for him for security services. The Compensation Committee determined that it was appropriate to reimburse Mr. Greig for this expense due to the potential shareholder benefits of the contract modifications. The aggregate incremental costs of the perquisites that we provided to the NEOs for 2013, plus the value of perquisite- or insurance-related tax payments provided by us, are reflected in the “All Other Compensation” column of the 2013 Summary Compensation Table on page 37 below.
Retirement Benefits
During 2013, our named executive officers were generally eligible to participate in our qualified and non-qualified defined benefit plans, qualified and non-qualified defined contribution plans and our non-qualified deferred compensation plan, although Mr. Goodall and Ms. Pierce are not eligible to participate in our defined benefit plans. The non-qualified plans allow us to pay retirement benefits in amounts that exceed the limitations imposed under the Internal Revenue Code under our qualified plans. We provide a complete description of these plans under the headings “Executive Retirement Plans” on page 41 below and “Executive Deferred Compensation Plan” on page 45 below.

Additional Policies and Procedures Related to Compensation
Share Ownership Guidelines
The Compensation Committee bases a large part of its compensation philosophy on aligning the interests of our named executive officers with those of our shareholders. As a result, the Compensation Committee has adopted share ownership guidelines for our executive officers. These guidelines require that within a five-year period from the date a person becomes an executive officer, he or she must hold FirstMerit common shares in value equal to approximately two-and-one-half times his or her base salary (or five times base salary in the case of our CEO). The Compensation Committee annually monitors whether the named executive officers have satisfied or are making progress toward satisfying the share ownership guidelines. In making this determination, the Compensation Committee considers common shares deemed to be held in the Executive Deferred Plan, common shares held for the executive in the 401(k) Plan, common shares beneficially owned by the executive (but excluding options whether or not exercisable), and restricted common shares granted to the executive.
As of February 2014, each named executive officer was in compliance with the share ownership guidelines.

Equity Award Policies
The Compensation Committee has a policy against timing equity grants to our NEOs with the release of material non-public information. The Compensation Committee also has a policy requiring that all equity awards to our NEOs have a minimum vesting period of one year.
Deductibility of Executive Compensation
Section 162(m) of the Internal Revenue Code generally provides that no deduction is allowed for compensation in excess of $1 million paid by a public company to its CEO or any of its other three most highly paid executive officers (other than the CFO). Compensation that qualifies as "performance-based" compensation is not subject to the deductibility limit. The Compensation Committee may attempt to maximize the deductibility of compensation under Section 162(m) to the extent doing so is reasonable and consistent with Company strategies and goals. However, the Committee recognizes that paying certain compensation that is not tax-deductible may sometimes be in our best interest, and to that end we do not have a policy requiring that all compensation be deductible.
Change in Control and Displacement Agreements
We have entered into change in control with each of our named executive officers and displacement agreements with each of our named executive officers other than Ms. Pierce. The Compensation Committee believes these agreements serve the best interests of FirstMerit and its shareholders by ensuring that, if a change in control or significant acquisition were ever under consideration, the named executive officers would be able to advise the Board of Directors dispassionately about the potential transaction and implement the decisions of the Board without being unduly influenced by personal economic concerns. In addition, the Board of Directors believes that these agreements are an important aspect of attracting and retaining the executive talent needed to lead FirstMerit, particularly through the critical period leading up to a potentially significant transaction.
Change in Control Agreements
Historically, our change in control agreements have provided benefits to our named executive officers in the event of their termination following a change in control. However, in 2009, FirstMerit executed amended and restated change in control agreements with certain of the named executive officers which provide certain benefits upon the occurrence of a change in control or certain termination events following a change in control. In determining to implement the amended change in control agreements, the Compensation Committee sought to restructure FirstMerit's change in control benefits so as to ensure the benefits provided under the amended change in control agreements would not constitute “golden parachute” payments under Section 280G of the Internal Revenue Code of 1986, as amended (which we refer to as the Code), or the provisions of the Capital Purchase Program established under the Emergency Economic Stabilization Act of 2008, which was applicable to us at the time.
As adopted, the Compensation Committee believes that the amended change in control agreements are, by design and operation, consistent with its compensation philosophy and business strategy and are an essential component of our efforts to promote executive retention and continuity of management. Additional information regarding the benefits provided by our amended change in control agreements can be found under the caption “Executive Agreements” on page 47 below.
Displacement Agreements
In addition to the amended change in control agreements, we maintain displacement agreements with each of our named executive officers other than Ms. Pierce. Pursuant to the displacement agreements, “displacement” is defined as the termination of the executive's employment with FirstMerit as a consequence of a merger, acquisition or other similar transaction, either before or after the closing of the transaction, where no change in control has occurred. Generally, the benefits provided under the displacement agreements are substantially similar to those provided to executives whose employment is terminated following a change in control event. Additional information regarding the benefits provided by our displacement agreements can be found under the caption “Executive Agreements” on page 47 below.
Recovery of Incentive Compensation
As set forth under the caption “Corporate Governance - Policies of the Board of Directors” above, the Board of Directors has adopted a policy relating to the “clawback” of incentive compensation paid to executive officers in the event of certain restatements of our financial statements. Under that policy, the Board of Directors will, to the full extent permitted by applicable law, in all appropriate cases, require reimbursement of any bonus paid or incentive compensation awarded to the executive, and/or effect the cancellation of unvested equity awards previously granted to the executive if: (1) the amount of the bonus or incentive compensation was calculated based on the achievement of financial results that were subsequently the subject of a material restatement, (2) the executive engaged in intentional misconduct that caused or partially caused the need for the restatement, and (3) the amount of the bonus or incentive compensation that would have been awarded to the executive had the financial results been properly reported would have been lower than the amount actually awarded.

The Board of Directors intends to update this policy to the extent necessary to comply with any clawback rules adopted under the Dodd-Frank Wall Street Reform and Consumer Protection Act at the time those rules are defined and become effective.
Risk Assessment of Compensation Programs
Our governance and organizational structure has traditionally incorporated a substantial risk management component through the establishment of a Risk Management Committee of the Board of Directors, the appointment of a Chief Risk Officer and an Enterprise Risk Manager, the utilization of a risk committee of management comprised of appropriate officers, establishment of an Enterprise Risk Management Committee of FirstMerit Bank, the company's principal operating subsidiary, and maintenance of a risk management department of FirstMerit Bank independent of the business units.
During 2013, we again undertook a comprehensive risk-analysis process to assess the risk components of our incentive compensation programs and practices. This assessment is conducted annually, and the 2013 process was very similar to the process we conducted in 2011 and 2012. The assessment was performed in order to determine whether our compensation programs encourage excessive or imprudent risk-taking, and was conducted in accordance with the final joint guidance issued by the Board of Governors of the Federal Reserve System, the Federal Deposit Insurance Corporation, the Office of the Comptroller of the Currency, and the Office of Thrift Supervision regarding incentive compensation and risk management at banking organizations. The process involved officers from the areas of Human Resources, Enterprise Risk, Internal Audit and Legal.
The assessment process included an analysis of each major incentive compensation plan, with particular focus on plans which had the potential to pose inordinate risk to the company. We also identified employees who are eligible to receive incentive compensation and whose activities may expose us to material risks, identified the types and time horizons of such risks, assessed the performance metrics that we use in our incentive compensation programs, and assessed our process for monitoring our incentive compensation plans and their sensitivity to risk. In addition, mitigating factors (including our clawback policy, re-design of our ICP in 2012 and 2013 and our share ownership guidelines), structural checks and balances, and key controls were evaluated in connection with such plans. Ultimately, key risk management personnel presented a report to each of the Compensation and Risk Management Committees of the Board of Directors, which concluded that our incentive compensation plans appropriately balance risk and reward, are compatible with effective controls and risk management, are adequately supported by strong corporate governance practices, and overall are consistent with safe and sound banking practices and do not pose unnecessary or imprudent risk to us.
Based upon the results of this assessment, the Compensation and Risk Management Committees was able to determine that the risks arising from our compensation policies and practices were not reasonably likely to have a material adverse effect on the company, and the Compensation Committee believes that our governance and organizational structures, in conjunction with our risk-mitigation framework, allow us to continue to objectively assess risk as it relates to all employee compensation programs and plans.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

The following table provides certain summary information concerning the compensation paid or accrued by FirstMerit and its subsidiaries to or on behalf of its named executive officers for 2013.
2013 Summary Compensation Table

Name and Principal Position	Year	Salary($)(1)	Bonus($)(2)	Stock Awards($)(3)	Non-Equity Incentive Plan Compensation($)(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings($)(5)	All Other Compensation($)		Total($)
Paul G. Greig	2013	$940,000	$500,000	$1,950,007	$1,900,400	$10,864,933	$255,900	(6)	$16,411,240
Chairman, President	2012	$826,250	—	$1,999,987	$1,586,500	$2,712,236	$276,471		$7,401,444
and Chief Executive Officer	2011	$791,250	—	$1,999,995	$1,400,000	$1,923,463	$249,005		$6,363,712
Terrence E. Bichsel	2013	$445,000	$50,000	$435,004	$485,600	$376,270	$63,802	(7)	$1,855,676
Sr. Exec. V.P. and Chief	2012	$397,575	$—	$429,989	$360,000	$568,978	$53,983		$1,810,326
Financial Officer	2011	$387,125	$—	$427,548	$345,000	$496,781	$51,273		$1,707,727
Sandra E. Pierce	2013	$504,167	$967,500	$1,224,000	$326,600	—	$143,848	(8)	$3,166,115
Vice Chairman, FirstMerit Corporation,	2012	—	—	—	—	—	—		—
and Chairman & CEO, FirstMerit Michigan	2011	—	—	—	—	—	—		—
William P. Richgels	2013	$451,250	$50,000	$435,004	$485,600	$427,643	$69,135	(9)	$1,918,632
Sr. Exec. V.P. and Chief	2012	$416,125	—	$429,989	$365,000	$913,758	$81,992		$2,206,864
Credit Officer	2011	$387,125	—	$427,548	$345,000	$688,806	$76,007		$1,924,486
David G. Goodall	2013	$380,000	$50,000	$325,009	$411,700	—	$90,992	(10)	$1,257,701
Sr. Exec. V.P.,	2012	$344,500	—	$319,998	$320,000	—	$116,698		$1,101,196
Commercial Banking	2011	$326,000	—	$293,929	$300,000	—	$111,569		$1,031,498

(1)	The amounts reported for 2013 in the “Salary” column include amounts earned and the deferred portion of salary under the 401(k) Plan or Executive Deferred Plan.

(2)
The amounts reported for 2013 in the “Bonus” column represent (a) in the case of Ms. Pierce (i) a cash bonus of $500,000 paid as part of a one-time inducement award, and (ii) the $467,500 target portion of her 2013 ICP award that was guaranteed to her as a minimum cash incentive under the 2013 ICP (the remainder of her 2013 ICP payout is reported for 2013 in the “Non-Equity Incentive Plan Compensation” column), and (b) in the case of each of our other NEOs, an achievement bonus paid in connection with the closing of the Citizens acquisition. Other than as described in this footnote, ICP award payouts for 2013 are reported in the “Non-Equity Incentive Plan Compensation” column.

(3)
The amounts reported for 2013 in the “Stock Awards” column represent the aggregate grant date fair value for awards of restricted stock units (or RSUs), or restricted stock in the case of Ms. Pierce, granted during 2013. The value of awards has been computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, or FASB ASC Topic 718, and the assumptions used in the calculations of these amounts are included in Note 13, “Share-Based Compensation,” to the Consolidated Financial Statements included in FirstMerit’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013. In addition to time-vested RSUs, each of our NEOs other than Ms. Pierce received a grant of performance-vested RSUs in 2013, which will vest between 0% and 175% of the target grant amount. The value of the performance-vested RSUs is disclosed above assuming achievement of target performance level. The value of the performance-vested RSUs at grant date for each of the NEOs assuming target (100%) and maximum (175%) performance is as follows:

Name	Target Value at Grant Date	Maximum Value at Grant Date
Mr. Greig	$1,014,009	$1,774,516
Mr. Bichsel	$226,203	$395,856
Ms. Pierce	--	--
Mr. Richgels	$226,203	$395,856
Mr. Goodall	$169,004	$295,757

(4)
Except as described in this footnote, the amounts reported for 2013 in the “Non-Equity Incentive Plan Compensation” column consist of amounts earned under the 2013 ICP as a result of achieving certain performance goals, as further described above under “Compensation Discussion and Analysis — Analysis of Key Compensation Decisions for 2013.” For Ms. Pierce, the amount reported in this column for 2013 represents the difference between the amount earned by her under the 2013 ICP based on actual performance and $467,500, which amount is reported in the “Bonus” column for 2013 and represents the $467,500 target portion of her 2013 ICP award that was guaranteed to her as a minimum cash incentive under the 2013 ICP.

(5)
The amounts reported for 2013 in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column consist solely of the actuarial increase in the present value of the named executive officers’ benefits between 2012 and 2013 under all pension plans established by FirstMerit, determined using interest rate and mortality rate assumptions consistent with those used in FirstMerit’s financial statements, and including amounts which the named executive officers may not currently be entitled to receive because such amounts are not vested. With respect to Mr. Greig, however, the amount reported for 2013 includes an increase in the present value of his SERP benefit resulting from the freeze of Mr. Greig’s benefit under that plan, as discussed above under “SERP Impact on CEO Pay, and Resulting SERP Freeze.”

(6)
For Mr. Greig, this amount includes $123,777 for dividends or dividend equivalents on restricted stock and restricted stock units, $10,200 for contributions made by FirstMerit to Mr. Greig’s account under the 401(k) Plan, $28,100 related to life insurance premiums paid by FirstMerit, $26,199 in insurance and perquisite-related tax payments and $31,181 for security services. This amount also includes payments made on Mr. Greig’s behalf for country club dues, legal fees, long-term disability and accidental death and dismemberment insurance and an executive physical examination.

(7)
For Mr. Bichsel, this amount includes $26,610 for dividends or dividend equivalents on restricted stock and restricted stock units, $10,200 for contributions made by FirstMerit to Mr. Bichsel's account under the 401(k) Plan, $17,162 related to life insurance premiums paid by FirstMerit and $4,640 in insurance-related tax payments. This amount also includes payments made on Mr. Bichsel’s behalf for long-term disability and accidental death and dismemberment insurance and an executive physical examination.

(8)
For Ms. Pierce, this amount includes $51,200 for dividends on restricted stock, $10,200 for contributions made by FirstMerit to Ms. Pierce's account under the 401(k) Plan, $50,417 for contributions made by FirstMerit to Ms. Pierce's account under the 2008 SERP, and $6,927 in perquisite-related tax payments. This amount also includes payments made on Ms. Pierce's behalf for country club dues and an executive physical examination.

(9)
For Mr. Richgels, this amount includes $26,610 for dividends or dividend equivalents on restricted stock and restricted stock units, $10,200 for contributions made by FirstMerit to Mr. Richgels’ account under the 401(k) Plan, $17,900 related to life insurance premiums paid by FirstMerit and $7,160 in insurance-related tax payments. This amount also includes payments made on Mr. Richgels’ behalf for long-term disability and accidental death and dismemberment insurance.

(10)
For Mr. Goodall, this amount includes $19,254 for dividends or dividend equivalents on restricted stock and restricted stock units, $10,200 for contributions made by FirstMerit to Mr. Goodall’s account under the 401(k) Plan, $44,400 for contributions made by FirstMerit to Mr. Goodall's account under the 2008 SERP, and $2,503 in insurance-related tax payments. This amount also includes payments made on Mr. Goodall’s behalf for life insurance premiums and long-term disability and accidental death and dismemberment insurance.

2013 Grants of Plan-Based Awards Table

	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#) (3)	Grant Date Fair Value of Stock and Option Awards ($) (4)
Name		Threshold($)	Target($)	Maximum($)	Threshold(#)	Target(#)	Maximum(#)
Paul G. Greig	—	$390,000	$975,000	$1,950,000	—	—	—	—	—
	4/5/2013	—	—	—	15,542	62,171	108,799	—	$1,014,009
	4/5/2013	—	—	—	—	57,388	—	—	$935,998
Terrence E. Bichsel	—	$110,400	$276,000	$496,800	—	—	—	—	—
	4/5/2013	—	—	—	3,467	13,869	24,270	—	$226,203
	4/5/2013	—	—	—	—	12,802	—	—	$208,801
Sandra E. Pierce		$467,500	$467,500	$825,000	—	—	—	—	—
	2/1/2013	—	—	—	—	—	—	80,000	$1,224,000
William P. Richgels	—	$110,400	$276,000	$496,800	—	—	—	—	—
	4/5/2013	—	—	—	3,467	13,869	24,270	—	$226,203
	4/5/2013	—	—	—	—	12,802	—	—	$208,801
David G. Goodall	—	$93,600	$234,000	$421,200	—	—	—	—	—
	4/5/2013	—	—	—	2,590	10,362	18,133	—	$169,004
	4/5/2013	—	—	—	—	9,565	—	—	$156,005

(1)
These columns list potential payouts for the named executive officers under the 2013 ICP. The actual amounts earned by the named executive officers for 2013 are included in the 2013 Summary Compensation Table above under the “Non-Equity Incentive Plan Compensation” column and, in the case of Ms. Pierce, under the "Bonus" column.

(2)
These columns list, for the first reported row, performance-vested RSU award opportunities (those based on ROACE performance) that were granted to the NEOs other than Ms. Pierce during 2013. These columns list, for the second reported row, performance-vested RSU award opportunities (those based on net income performance (also referred to as time-vested RSUs above)) that were granted to the NEOs other than Ms. Pierce during 2013. For more information about these RSUs, see “Compensation Discussion and Analysis — Analysis of Key Compensation Decisions for 2013” above.

(3)
This column lists a time-vested restricted share award that was granted to Ms. Pierce in 2013. The restricted shares vest in equal installments on each of February 1, 2014, 2015 and 2016. For more information about this restricted share award, see “Compensation Discussion and Analysis — Analysis of Key Compensation Decisions for 2013” above.

(4)
This column lists the grant date fair value of the RSU and restricted share awards granted to the named executive officers, which value was computed in accordance with FASB ASC Topic 718. Performance-vested RSUs are disclosed based on the probable outcome of the relevant performance condition.

During 2013, we were a party to an employment agreement with Mr. Greig and change in control and, in some cases, displacement agreements with our named executive officers. For more information about this employment agreement, see “Executive Compensation and Other Information — Employment Agreements” on page 46 below and “ — Executive Agreements” on page 47 below. For more information about the pay mix provided to the named executive officers for 2013, see “FirstMerit Pay Mix” on page 26 above.

Outstanding Equity Awards at 2013 Fiscal Year-End Table

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Paul G. Greig	50,734	—	$22.90	5/18/2016	—		—	—		—
	—	—	—	—	40,064	(2)	$890,623	—		—
	—	—	—	—	82,866	(3)	$1,842,111	—		—
	—	—	—	—	57,388	(4)	$1,275,735	—		—
	—	—	—	—	—		—	62,171	(5)	$1,382,061
Terrence E. Bichsel	50,734	—	$26.04	2/19/2014	—		—	—		—
	50,734	—	$26.41	2/17/2015	—		—	—		—
	15,931	—	$23.93	4/19/2016	—		—	—		—
	—	—	—	—	8,564	(2)	$190,378	—		—
	—	—	—	—	17,816	(3)	$396,050	—		—
	—	—	—	—	12,802	(4)	$284,588	—		—
	—	—	—	—	—		—	13,869	(5)	$308,308
Sandra E. Pierce	—	—	—	—	80,000	(6)	1,778,400	—		—
William P. Richgels	15,221	—	$21.29	5/21/2017	—		—	—		—
	—	—	—	—	8,564	(2)	$190,378	—		—
	—	—	—	—	17,816	(3)	$396,050	—		—
	—	—	—	—	12,802	(4)	$284,588	—		—
	—	—	—	—	—		—	13,869	(5)	$308,308
David G. Goodall	—	—	—	—	5,888	(2)	$130,890	—		—
	—	—	—	—	13,258	(3)	$284,725	—		—
	—	—	—	—	9,565	(4)	$212,630	—		—
	—	—	—	—	—		—	10,362	(5)	$230,347

(1)	Market value computed using $22.23, the closing share price of FirstMerit’s common shares on December 31, 2013, the last trading day of the fiscal year.

(2)	Award of restricted shares, all of which vests on April 21, 2014.

(3)	Award of restricted shares, one-half of which vests on each of April 21, 2014 and 2015.

(4)	Award of RSUs, one-third of which vest on each of April 5, 2014, 2015 and 2016.

(5)	Award of RSUs, one-third of which vest on each of April 5, 2014, 2015 and 2016 based on performance during the applicable annual performance period.

(6)	Award of restricted shares, one third of which vests on each of February 1, 2014, 2015 and 2016.

2013 Option Exercises and Stock Vested Table

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Paul G. Greig	109,722	$1,744,079
Terrence E. Bichsel	22,384	$355,753
Sandra E. Pierce	—	—
William P. Richgels	22,384	$355,753
David G. Goodall	15,058	$239,273

(1)	Computed based on the number of shares acquired on vesting using the closing price of our common shares on the date of vesting.

2013 Pension Benefits Table

The following table sets forth the number of years of credited service, an estimate of the present value of accumulated benefits and payments made during the last fiscal year, if any, for each of the named executive officers with respect to the Pension Plan, Excess Plan and SERP.

Name	Plan Name	Number of Years Credited Service (#) (1)		Present Value of Accumulated Benefit ($)(2)
Paul G. Greig	Pension Plan	0.72		$13,301
	Excess Plan	0.72		$25,997
	SERP	14.00	(3)	$20,486,888
Terrence E. Bichsel	Pension Plan	13.00		$475,374
	Excess Plan	13.00		$271,122
	SERP	14.00		$2,679,843
Sandra E. Pierce	Pension Plan	—		$—
	Excess Plan	—		$—
	SERP	—		$—
William P. Richgels	Pension Plan	—		$—
	Excess Plan	—		$—
	SERP	7.00		$3,739,671
David G. Goodall	Pension Plan	—		$—
	Excess Plan	—		$—
	SERP	—		$—

(1)	For purposes of the SERP, executives are generally 100% vested upon the attainment of ten years of credited service.

(2)
Generally, Present Value of Accumulated Benefit is based on a pre-retirement discount rate of 5.04%. Benefits were assumed to be paid as a lump sum at the earliest retirement age in each plan (age 65). Lump sum present values were based on postretirement discount segment rate of 4.23% and the postretirement mortality table specified in Section 417(e) of the Code. Benefits earned prior to June 2004 in the Pension Plan and Excess Plan are available in a lump sum form of payment at retirement.

(3)
Pursuant to age and service credits granted to Mr. Greig during fiscal 2008 and 2009, Mr. Greig has historically been entitled to six years of age and service credit under the SERP beyond his years of actual service. In December 2013, the Board approved, based on the recommendation of the Compensation Committee, an amendment to the SERP primarily to freeze the benefit payable under the SERP to Mr. Greig at the level of the benefit accrued by Mr. Greig under the SERP as of November 30, 2013. As a result of this freeze, neither later increases nor decreases in the CEO’s compensation nor any other change in circumstances will cause any increase or decrease in the amount payable to Mr. Greig under the SERP. For more information about this freeze, see the discussion above in CD&A under “SERP Impact on CEO Pay, and Resulting SERP Freeze.”

Executive Retirement Plans

FirstMerit sponsors the following five executive retirement plans: (1) the Pension Plan; (2) the Excess Plan; (3) the 2008 Excess Plan; (4) the SERP; and (5) the 2008 SERP.

Pension Plan

Under the tax-qualified Pension Plan, pension benefits at normal retirement age (65) are based on the final average earnings (as described below) of each participant. The benefits payable equal: (1) the sum of 1.35 percent of such average base salary multiplied by the number of years of credited service prior to January 1, 2005, up to 40 years, plus 0.55 percent of such average base salary in excess of “covered compensation,” multiplied by the number of years of credited service earned prior to January 1, 2005, up to 35 years; and (2) the sum of one percent of such average base salary multiplied by the number of years of credited service earned after January 1, 2005, up to 40 years (including years of service earned prior to January 1, 2005). “Covered compensation” for this purpose means the average (without indexing) of the Social Security taxable wage base in effect for each calendar year during the 35-year period ending with the last day of the calendar year in which the participant attains (or will attain) Social Security retirement age. Final average earnings are based upon the average of the four highest-paid consecutive calendar years of compensation out of the last ten years worked. Final average earnings are based on base salary and do not include overtime, bonuses, equity awards or other incentive compensation. Compensation recognized under the plan is limited based on the limits of Section 401(a)(17) of the Code.

Previously, employees were eligible to participate in the Pension Plan after attaining age 21 and working one year of at least 1,000 hours and became fully vested in their benefits upon the completion of five years of participating service, with the benefit payable to them on an unreduced basis at age 65 (normal retirement). However, effective January 1, 2007, benefit accruals under the Pension Plan ceased for employees with less than five years of services as of December 31, 2006.

The Pension Plan offers several optional forms of payment, including five, 10, and 15 year certain or life annuities and 50%, 66-2/3%, 75% and 100% joint and survivor annuities. Benefits earned prior to June 30, 2004 are also eligible to be taken as a lump sum distribution at retirement. The benefit paid under any of these options is actuarially equivalent to the life annuity benefit produced by the formula above. Employees are eligible to commence early retirement benefits at age 55 with 15 years of service. For participants with 25 or more years of service at retirement, the normal retirement benefit is reduced 3% annually for each year prior to age 65. For participants with less than 25 years of service at retirement, the normal retirement benefit is reduced 3% for each year retirement is taken prior to age 65 but after age 62, and 5% annually if retirement is taken prior to age 62. During 2013, none of the named executive officers were eligible to take early retirement under the Pension Plan.

Excess Plan

The Excess Plan is an unfunded arrangement that provides Pension Plan participants with the additional benefit that would be payable under the normal Pension Plan benefit calculations if those calculations were not subject to maximum limits on pensions under the Code. Previously, all of our employees who had a base salary large enough to qualify were covered under the Excess Plan; however, effective January 1, 2007, benefit accruals under the Excess Plan ceased for non-vested employees as of December 31, 2006. The provisions of the Excess Plan are the same as the Pension Plan, and benefits payable under the Excess Plan are reduced by any benefits payable from the Pension Plan.

2008 Excess Plan

The 2008 Excess Plan is an unfunded arrangement designed to provide eligible 401(k) Plan participants with the additional contributions that could not be provided under the 401(k) Plan as a result of limits under the Code. Previously, eligible employees became participants under the 2008 Excess Plan in the first plan year (which we refer to as a Plan Year) during which the eligible employee participated in the 401(k) Plan and the eligible employee’s benefits under the profit sharing feature and/or the Retirement Investment Plan were affected by the limitations set forth in Section 401(a)(17) of the Code. However, FirstMerit ceased making contributions under the 2008 Excess Plan effective December 31, 2012.

Pursuant to the 2008 Excess Plan, FirstMerit maintains an account for each participant. With respect to each Plan Year prior to 2013, FirstMerit made a deemed contribution to each participant’s account in an amount equal to the excess, if any, of: (1) the maximum profit sharing and/or Retirement Investment Plan amount that could have been credited to an account for the participant’s benefit for the Plan Year under the 401(k) Plan if the limitations under Section 401(a)(17) of the Code were not applied; minus (2) the actual profit sharing and/or Retirement Investment Plan amount that was actually credited to the participant’s account for such Plan Year under the 401(k) Plan. A participant will be vested in all 2008 Excess Plan contributions and all discretionary contributions in the same percentage as the participant is vested in profit sharing and Retirement Investment Plan contributions under the 401(k) Plan. In addition, a participant will become 100% vested upon the earliest to occur of: (1) a determination that the participant is Disabled prior to the participant’s Separation from Service; (2) the participant’s Separation from Service due to his or her death; or (3) the participant’s Separation from Service by us without Cause or by the participant for

Good Reason, in each case, within two years following a Change in Control (as such initially capitalized terms are defined in the 2008 Excess Plan). Any amounts credited to a participant’s account that are not vested at the time of a participant’s Separation from Service are forfeited.

Except as otherwise provided, a participant in the 2008 Excess Plan will receive a distribution in cash equal to the value of the vested portion of their account generally within 90 days following their Separation from Service with FirstMerit. Each participant may elect to receive his or her vested distributions either in a single lump sum payment or in ten equal annual installments. If a participant incurs a Separation from Service by FirstMerit for Cause, all amounts credited to the participant’s account (whether or not vested) are forfeited as of the date of the Separation from Service. Participants agree not to compete with us for a period of three years following their Separation from Service. In addition, each participant agrees that in the event of a violation of the non-competition provision, the participant may be required to repay FirstMerit an amount equal to all distributions received by the participant and to forfeit any amounts credited to his or her account.

SERP

The purpose of the SERP is to provide executives with a monthly retirement benefit equal to 50% of their average earnings after accounting for all other employer-provided sources of retirement income. Of the named executive officers, Messrs. Greig, Bichsel and Richgels each are participants under the SERP. The first step in calculating the benefit payable to a SERP participant at retirement is to determine the Target Benefit:

Target Benefit: 50% of Average Total Monthly Earnings (average of the highest three out of the last five years). The Target Benefit is reduced by 3% for each year the participant’s attained age is less than age 65 (in other words, the Target Benefit is multiplied by .91 for an executive retiring at age 62).

Once the Target Benefit has been calculated, it is then offset by retirement benefits provided from other sources, including benefits from other FirstMerit retirement plans, benefits provided from prior employers’ retirement plans, and 50% of the benefit provided from Social Security (since FirstMerit and the employee each pay 50% of the required Social Security tax). The SERP benefit is generally calculated as follows:

•	Target Benefit (as defined above, after reduction for early commencement); less

•	Monthly benefit payable from the qualified Pension Plan (reduced for early commencement); less

•	Monthly benefit payable from the Excess Plan (reduced for early commencement); less

•	Monthly benefits payable from prior employer defined benefit plans (reduced for early commencement); less

•	Actuarial equivalent monthly payments from prior employer defined contribution plan account balances (rolled forward with 6.5% earnings, if actual earnings are not available); less

•	FirstMerit matching contributions to the 401(k) Plan since January 1, 2001, converted to an actuarial equivalent monthly life annuity; less

•	FirstMerit contributions to the Profit Sharing Plan rolled forward with 7% earnings and converted to an actuarial equivalent monthly life annuity; less

•	FirstMerit contributions to the Retirement Investment Plan rolled forward with 7% earnings and converted to an actuarial equivalent monthly life annuity; and less

•	50% of primary Social Security monthly benefit.

Finally, the benefit resulting from the above calculation is generally multiplied by a Vesting Percentage based on the executive’s length of service in the SERP. The Vesting Percentage is determined as follows:

•Vesting Percentage = Vesting Service multiplied by 10%.

•	If termination is on or after age 55, the minimum Vesting Percentage is 50% at age 55 and increases by 10% on each anniversary date thereafter.

Benefits earned after December 31, 2004 in the SERP are payable as a lump sum or as an annuity based on an election that was submitted in 2005 in order to comply with Section 409A of the Code. Benefits earned on or before December 31, 2004 are payable in a life annuity or five, 10, or 15 year certain life annuities, and 50%, 66 2/3% and 100% joint and survivor annuities, and can be taken as a lump sum distribution. Prior to 2001, the Target Benefit in the SERP was based on 65% of base pay. If this formula would yield a higher benefit for any executive who was a participant in the SERP as of December 31, 2000, this benefit would be payable as a minimum benefit. Executives are eligible to commence early retirement benefits in the SERP at age 55 with five years of service. As described above, the 50% Target Benefit in the SERP is reduced by 3% per year prior to age 65. The SERP was closed to all non-participating executives as of December 31, 2007. During 2010, only Messrs. Greig and Bichsel were eligible to take early retirement under the SERP.

With respect to Mr. Greig’s participation in the SERP, in December 2013, the Board approved, based on the recommendation of the Compensation Committee, an amendment to the SERP primarily to freeze the benefit payable under the SERP to Mr. Greig at the level of the benefit accrued by Mr. Greig under the SERP as of November 30, 2013. As a result of this freeze, neither later increases nor decreases in the CEO’s compensation nor any other change in circumstances will cause any increase or decrease in the amount payable to Mr. Greig under the SERP. For more information about this freeze, see the discussion above in CD&A under “SERP Impact on CEO Pay, and Resulting SERP Freeze.”

2008 SERP

The 2008 SERP is a nonqualified defined contribution plan designed for a select group of highly compensated employees, serving in executive tier positions who are not eligible to participate in the closed SERP. Eligible employees become participants under the 2008 SERP only upon designation by the Compensation Committee. Currently, Mr. Goodall and Ms. Pierce are the only named executive officers of FirstMerit participating in the 2008 SERP.

Pursuant to the 2008 SERP, FirstMerit maintains an account for each participant and makes an annual contribution to each participant’s account in an amount equal to 10% of the participant’s compensation for the portion of the plan year during which such participant was eligible to participate in the 2008 SERP. Except as otherwise determined by the Compensation Committee, each participant becomes 100% vested in their participant account upon the completion of at least 1,000 hours of service in three consecutive plan years. However, participants also become 100% vested upon the earliest occurrence of: (1) the participant’s death; (2) a determination that the participant is Disabled prior to his or her Separation from Service; or (3) termination of the participant by us Without Cause or the voluntary resignation of the participant for Good Reason, in each case, within two years following a Change in Control (as such initially capitalized terms are defined in the 2008 SERP). All amounts credited to a participant’s account that are not vested at the time of the participant’s Separation from Service are forfeited. A participant in the 2008 SERP will receive a distribution in cash equal to the value of the vested portion of his or her account generally within 90 days following his or her Separation from Service with FirstMerit. Pursuant to the 2008 SERP, each participant may direct that the participant’s account be valued as if it is invested in one or more investment fund indices that are available to participants in the 401(k) Plan. Under the 2008 SERP, each participant may elect to receive his or her vested distributions either in a single lump sum payment or in ten equal annual installments.

In the event that FirstMerit terminates a participant For Cause (as is defined in the 2008 SERP), the participant shall forfeits all amounts credited to his or her account (whether vested or unvested) as of the date of his or her Separation from Service. Under the terms of the 2008 SERP, participants agree not to compete with FirstMerit for a period of three years following their Separation from Service. Additionally, each participant agrees that in the event of a violation of the non-competition provision, the participant will be required to repay FirstMerit an amount equal to all distributions received by the participant and will forfeit any amounts credited to their account.

2013 Nonqualified Deferred Compensation Table

Name	Plan Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)(1)	Aggregate Earnings in Last FY ($)(1)	Aggregate Balance at Last FYE ($)(2)
Paul G. Greig	Executive Deferred Plan	—	—	—	—
	2008 Excess Plan	—	—	$33,203	$342,125
	2008 SERP	—	—	—	—
Terrence E. Bichsel	Executive Deferred Plan	—	—	$499,113	$1,305,194
	2008 Excess Plan	—	—	$496	$5,268
	2008 SERP	—	—	—	—
Sandra E. Pierce	Executive Deferred Plan	—	—	—	—
	2008 Excess Plan	—	—	—	—
	2008 SERP	—	$50,417	—	$50,417
William P. Richgels	Executive Deferred Plan	—	—	—	—
	2008 Excess Plan	—	—	$7,949	$88,369
	2008 SERP	—	—	—	—
David G. Goodall	Executive Deferred Plan	—	—	$1,279	$5,890
	2008 Excess Plan	—	—	$3,075	$35,691
	2008 SERP	—	$44,400	$13,112	$169,855

(1)
All earnings in 2013 are tied to the performance of common shares or other designated investment fund indices, are not above-market and are not included in the 2013 Summary Compensation Table. All company contributions are included in the 2013 Summary Compensation Table.

(2)
The following amounts listed in this column were previously reported in the Summary Compensation Table as compensation: for the Executive Deferred Plan, Mr. Bichsel, $660,431, and Mr. Goodall, $4,100; for the 2008 Excess Plan, Mr. Greig, $269,740; Mr. Bichsel, $3,969; Mr. Richgels, $66,053; Mr. Goodall, $29,854; and for the 2008 SERP, Mr. Goodall $172,812.

Executive Deferred Compensation Plan

Under the Executive Deferred Plan, FirstMerit offers flexibility to certain key employees with respect to the form and timing of compensation payments by providing participating executives the opportunity to defer a portion of their annual base and ICP compensation, if any, and invest in our common shares and/or an asset account. Under the Executive Deferred Plan, base salary up to 90% and cash incentive payments up to 100% can each be deferred in 1% increments. Executives electing to participate in the Executive Deferred Plan have the option of investing deferred compensation into a stock account and/or asset account, both of which are maintained by us in the participant’s name.

If a participating executive chooses to establish a stock account, we will maintain the account in the participant’s name and credit the account with stock credits equal to the number of Company common shares that could have been purchased with the amount of any deferred compensation, at the closing price of common shares on the day the stock account is credited. In addition, the stock account is credited with any dividends paid on FirstMerit common shares. Participants are 100% vested in their stock account at all times.

Participants in the Executive Deferred Plan may also elect to establish an annual asset account, which we will maintain in the participant’s name. Under the asset account deferral option, participants are provided the option to have deferred compensation credited to mirror investment fund indices that are available to participants in the 401(k) Plan. Each participant’s asset account will be deemed to be credited and debited on a daily basis based on the performance of each investment fund in which a participant’s asset account is deemed to be invested. Under the Executive Deferred Plan, the Compensation Committee has sole discretion in the selection, number and types of investment funds available for investment and may change or eliminate investment funds from time-to-time in its sole discretion. The deemed earnings, gains and losses of each participant’s asset account are determined based upon the performance of the participant’s selected investment funds. Participants are 100% vested in their asset accounts at all times.

For deferrals prior to January 1, 2005, distribution of a participant’s stock account is to be made within 30 days after the last day of the month in which termination of employment occurs, provided that a retiring participant may elect to receive amounts in his or her stock account in up to 120 monthly installments. For deferrals on or after January 1, 2005, distribution of a participant’s stock and/or asset account may be made no sooner than six months after termination of employment, provided that a retiring participant may elect to receive amounts in his or her stock and/or asset account in up to 10 annual installments. With respect to deferrals made prior to January 1, 2005, a participant may also elect to withdraw all or a portion of amounts in the stock account in a single sum or in up to five equal annual installments during employment, provided such election is made at least one year prior to the date of the requested distribution. With respect to amounts deferred after December 31, 2004, a participant may elect to receive an in-service distribution of his or her annual deferrals, provided the election is made at the time of the deferral election and the deferrals remain in the plan for a minimum of three years. Notwithstanding the foregoing, all of a participant’s stock and/or asset account will be distributed to a participant’s beneficiary upon the participant’s death according to the election made by the participant. Distributions from a stock account are made in whole common shares, while distributions from a participant’s asset account will be made in cash.

Employment Agreements

On May 15, 2006, FirstMerit entered into an employment agreement with Paul G. Greig (which we refer to as the Greig Agreement) to retain him as our President and Chief Executive Officer. The Greig Agreement was subsequently amended on January 17, 2008 and January 8, 2009. The initial term of the Greig Agreement was set to expire on May 31, 2009; however, since neither FirstMerit nor Mr. Greig delivered written notice on or before June 1, 2008 of an intent not to renew the Greig Agreement, the Greig Agreement continued for an additional one year term. The Greig Agreement will continue to renew for additional one year terms (which we refer to as Additional One-Year Terms) unless either party delivers a written notice of an intent not to renew the Greig Agreement at least 12 months before the beginning of the next Additional One-Year Term. As of the date of this proxy statement, neither FirstMerit nor Mr. Greig has provided a notice of non-renewal.

As amended, the Greig Agreement provided for an initial base salary of $689,037.36, which may be (and has been) increased during the term at the discretion of the Board of Directors. Mr. Greig is also entitled to participate in any long-term or short-term cash bonus program that we adopt or maintain for our senior executives and shall be assigned a target bonus of no less than 100% of his base salary, with the payment conditions for such bonus established by the Compensation Committee. Additionally, Mr. Greig is entitled to participate in the health, welfare and retirement benefit and perquisite programs provided to our senior executives and is entitled to long-term disability insurance and reimbursement for one country club membership. Furthermore, Mr. Greig is entitled to reimbursement each year for the annual premiums he incurs for a variable, whole life insurance policy with a face value of $1,500,000 and is entitled to a distribution of 40 percent of the amount of any premiums taxable to him on account of such policy.

For a period of 24 full calendar months after Mr. Greig’s employment terminates for any reason (or 12 full calendar months after termination pursuant to either FirstMerit or Mr. Greig delivering a notice of intent not to renew the Greig Agreement), he will not directly or indirectly engage in any business that competes with us or our affiliates in any state where we or our affiliates have an office or branch during the term of the Greig Agreement and any state contiguous thereto. In addition, Mr. Greig is prohibited during the same time periods from soliciting, influencing or inducing any employee of the company or its affiliates to leave his or her employment.

If the Greig Agreement is terminated by FirstMerit without Cause or by Mr. Greig for Good Reason or is not renewed, Mr. Greig will be entitled to certain severance payments and other benefits (as such initially capitalized terms are defined in this paragraph). Under the Greig Agreement, “Cause” is defined generally as: (1) any act of fraud, intentional misrepresentation, embezzlement, misappropriation or conversion of assets of FirstMerit; (2) conviction of Mr. Greig of a felony or intentional and repeated violations by Mr. Greig of our written policies or procedures; (3) unauthorized disclosure of certain company confidential information; (4) intentional and material breach of any contract with, or violation of any legal obligation owed to, FirstMerit; (5) willful and intentional failure by Mr. Greig to materially comply (to the best of his ability) with a specific, written direction of the Board; (6) willful engagement in gross misconduct that is injurious to us; (7) Mr. Greig’s material breach of the Greig Agreement; or (8) any intentional cooperation with any party attempting to effect a change in control of FirstMerit unless the Board has approved or ratified that action before such change in control or if such cooperation is required by law. Under the Greig Agreement, “Good Reason” is defined generally as: (1) any breach of the Greig Agreement by or on behalf of FirstMerit; (2) a reduction in Mr. Greig’s title, duties, responsibilities or status; (3) the assignment to Mr. Greig of duties that are inconsistent with his office; (4) the modification of his reporting responsibilities; (5) certain involuntary reductions in base salary; (6) relocation to an office more than 50 miles distant from Akron, Ohio; (7) involuntary discontinuance of Mr. Greig’s participation in any company benefit plan unless the plan is discontinued equally to all participants; (8) any termination of employment or discontinuation of benefits during any period that Mr. Greig is unable to perform his duties due to a disability but before the end of the disability determination period; (9) an unsuccessful attempt by FirstMerit to terminate Mr. Greig for Cause or any attempted termination that is not effected pursuant to the required notice; or (10) our failure to obtain an assumption of its obligations under the Greig Agreement by any successor.

Executive Agreements

Change in Control Agreements

To promote stability among certain key officers, the Board of Directors has authorized FirstMerit to execute Amended Change in Control Agreements with certain executive officers of the Company, including each of the named executive officers. Pursuant to the terms of the Amended Change in Control Agreements, covered executive officers are provided with certain benefits upon the occurrence of: (1) a Change in Control (as defined in the Amended Change in Control Agreements); or (2) certain termination events following a Change in Control. In the event of a Change in Control, whether or not resulting in termination, covered executives are provided with the automatic vesting of all outstanding equity awards and certain executives (excluding Mr. Greig) are credited with 24 additional months of service, age and earnings in connection with calculating benefits under either the SERP or 2008 SERP. However, in the event that a covered executive is subsequently terminated for Cause (as defined in the Amended Change in Control Agreements), the executive will not be entitled to benefits under the Amended Change in Control Agreements.

If a Change in Control has occurred and during the Protection Period a covered executive’s employment is terminated: (1) by FirstMerit other than for Cause, Disability or death; or (2) by the executive for Good Reason (as such terms are defined in the Amended Change in Control Agreements), covered executives are generally provided with base salary, incentive compensation (at the “target” or higher level) and medical, life and accidental death and dismemberment insurance for a designated period following termination. In regards to base salary and incentive compensation, the executive officer is entitled to an amount payable in one lump sum equal to the named executive officer’s base salary (at the highest annualized rate in effect during the period after or immediately prior to the Change in Control) multiplied by a specific variable. Mr. Greig has a multiple of 3.0, and all other named executive officers have a multiple of 2.5. Each named executive officer is also entitled to receive an amount equal to the target level of incentive compensation during the year of the date of termination, multiplied by the same variable. Finally, each named executive officer also receives benefits for a period after termination corresponding with their specific multiple (in other words, 24 months for a 2.0 multiple, 36 months for a 3.0 multiple, etc.), which must include medical and life insurance benefits identical to those in effect just before the Change in Control.

None of the Amended Change in Control Agreements include a provision providing for the gross-up of excise taxes incurred with respect to so-called “golden parachute payments” under Section 280G of the Code. Although at the beginning of 2013 Mr. Greig was entitled to a “full gross-up”, on February 21, 2013, Mr. Greig voluntarily waived the Section 280G excise tax gross-up provision that was previously included in his Amended Change in Control Agreement. As a result, each Amended Change in Control Agreement provides that if any payments or benefits, whether provided pursuant to the Amended Change in Control Agreement or otherwise, would constitute a “golden parachute” payment, then the amount of such payments or benefits will be reduced to the extent necessary so as not to constitute a “golden parachute payment” for purposes of Section 280G of the Code (but, in Mr. Greig’s case, only if that reduction results in a better net after-tax benefit to Mr. Greig).

In return for the benefits provided, covered executives agree to abide by certain confidentiality, cooperation and disclosure obligations in regards to the Company during a potential Change in Control situation, and in the case of executives other than Mr. Greig, certain non-competition provisions for a period of one year if: (1) the executive voluntarily terminates their employment for Good Reason following a Change in Control: or (2) we terminate the executive other than for Cause, Disability or death following a Change in Control.

Displacement Agreements

In addition to the Amended Change in Control Agreements, FirstMerit has executed displacement agreements with certain of our executive officers, including each of the named executive officers (excluding Ms. Pierce). The displacement agreements each provide that if there is a merger, acquisition or like transaction that does not result in or involve a change in control of FirstMerit and the named executive officer is subsequently terminated or voluntarily terminates for Good Reason (as such term is defined in the displacement agreements) during the term of his or her agreement, the officer will be entitled to receive certain benefits similar to those provided for a qualifying termination under the Amended Change in Control Agreements. The Citizens acquisition was deemed to be a displacement for purposes of the displacement agreements.

Potential Payments Upon Termination or Change in Control

The tables below set forth a summary of the potential amounts payable to each named executive officer, based upon the closing price of our common shares effective December 31, 2013, the last trading day of the fiscal year, of $22.23, under various potential termination scenarios, including those provided pursuant to the Amended Change in Control Agreements and displacement agreements. Additionally, for Mr. Greig, the only named executive officer with an employment agreement, the table also provides an estimate of payments that would have been owed to him under the various termination provisions set forth in his employment agreement.
For Paul G. Greig, Chairman, President and Chief Executive Officer

Compensation Component	Voluntary Termination Without Good Reason(1)	Retirement (10)	Involuntary for Cause(1)	Involuntary Without Cause or Voluntary for Good Reason(1)	Disability(2)	Death(3)	Displacement + Involuntary Without Cause or Voluntary for Good Reason(4)	CIC + Involuntary for Cause(5)	CIC + Voluntary Without Good Reason(6)	CIC+ Involuntary Without Cause or Voluntary for Good Reason(7)
Pension Plan	$13,301	$13,301	$6,651	$13,301	$13,301	$6,651	$13,301	$13,301	$13,301	$13,301
2008 Excess Plan	$342,125	$342,125	$342,125	$342,125	$342,125	$342,125	$342,125	$342,125	$342,125	$342,125
Excess Plan	$25,997	$25,997	$12,999	$25,997	$25,997	$12,999	$25,997	$25,997	$25,997	$25,997
SERP	$20,486,888	$20,486,888	$20,486,888	$20,486,888	$20,486,888	$20,486,888	$20,486,888	$20,486,888	$20,486,888	$20,486,888
Life Insurance(8)	$200,438	$200,438	$200,438	$200,438	$200,438	$200,438	$200,438	$200,438	$200,438	$200,438
Cash Severance (Base Salary)	—	—	—	$2,925,000	—	—	$2,925,000	—	—	$2,925,000
Cash Severance (Bonus)	—	—	—	$2,925,000	—	—	$2,925,000	—	—	$2,925,000
Restricted Stock/RSU Value	—	—	—	$4,114,788	$4,114,788	$4,114,788	$4,114,788	—	$4,114,788	$4,114,788
Performance-Based RSUs	—	—	—	$1,275,735	$1,275,735	$1,275,735	$1,275,735	—	$1,275,735	$1,275,735
Health and Welfare Benefits	—	—	—	$147,900	—	—	$147,900	—	—	$147,900
Outplacement	—	—	—	—	—	—	$35,000	—	—	$35,000
Excise Tax Forfeiture(9)	—	—	—	—	—	—	—	—	—	—
Total Value	$21,068,749	$21,068,749	$21,049,101	$32,457,172	$26,459,272	$26,439,624	$32,492,172	$21,068,749	$26,459,272	$32,492,172

For Terrence E. Bichsel, Senior Executive Vice President and Chief Financial Officer

Compensation Component	Any Termination Not Otherwise Listed(1)	Retirement (10)	Disability(2)	Death(3)	Displacement + Involuntary Without Cause or Voluntary for Good Reason(4)	CIC + Involuntary for Cause(5)	CIC + Voluntary Without Good Reason(6)	CIC+ Involuntary Without Cause or Voluntary for Good Reason(7)
Pension Plan	$475,374	$475,374	$475,374	$237,687	$475,374	$475,374	$475,374	$475,374
2008 Excess Plan	5,268	5,268	5,268	5,268	5,268	5,268	5,268	5,268
Excess Plan	271,122	271,122	271,122	135,561	271,122	271,122	271,122	271,122
SERP	2,832,062	2,832,062	2,832,062	2,832,062	2,856,384	2,832,062	2,832,062	2,856,384
Nonqualified Deferred Comp Balance	1,305,194	1,305,194	1,305,194	1,305,194	1,305,194	1,305,194	1,305,194	1,305,194
Life Insurance(8)	194,563	194,563	194,563	194,563	194,563	194,563	194,563	194,563
Cash Severance (Base Salary)	—	—	—	—	1,150,000	—	—	1,150,000
Cash Severance (Bonus)	—	—	—	—	690,000	—	—	690,000
Restricted Stock/RSU Value	—	—	894,735	894,735	894,735	—	894,735	894,735
Performance-Based Shares RSUs	—	—	284,588	284,588	284,588	—	284,588	284,588
Health and Welfare Benefits	—	—	—	—	74,241	—	—	74,241
Outplacement	—	—	—	—	25,000	—	—	25,000
Excise Tax Forfeiture(9)	—	—	—	—	—	—	—	—
Total Value	$5,083,583	$5,083,583	$6,262,906	$5,889,658	$8,226,469	$5,083,583	$6,262,906	$8,226,469

For Sandra E. Pierce, Vice Chairman, FirstMerit Corporation, and Chairman & CEO, FirstMerit Michigan

Compensation Component	Any Termination Not Otherwise Listed(1)	Retirement (10)	Disability(2)	Death(3)	Displacement + Involuntary Without Cause or Voluntary for Good Reason(4)	CIC + Involuntary for Cause(5)	CIC + Voluntary Without Good Reason(6)	CIC+ Involuntary Without Cause or Voluntary for Good Reason(7)
Pension Plan	$—	$—	$—	$—	$—	$—	$—	$—
Excess Plan	—	—	—	—	—	—	—	—
SERP	—	—	50,417	50,417	—	—	—	50,417
Life Insurance(8)	—	—	—	—	—	—	—	—
Cash Severance (Base Salary)	—	—	—	—	—	—	—	1,375,000
Cash Severance (Bonus)	—	—	—	—	—	—	—	1,168,750
Restricted Stock/RSU Value	—	—	1,778,400	1,778,400	—	—	1,778,400	1,778,400
Performance-Based RSUs	—	—	—	—	—	—	—	—
Health and Welfare Benefits	—	—	—	—	—	—	—	—
Outplacement	—	—	—	—	—	—	—	25,000
Excise Tax Forfeiture (9)	—	—	—	—	—	—	—	—
Total Value	—	—	$1,828,817	$1,828,817	—	—	$1,778,400	$4,397,567

For William P. Richgels, Senior Executive Vice President and Chief Credit Officer

Compensation Component	Any Termination Not Otherwise Listed(1)	Retirement (10)	Disability(2)	Death(3)	Displacement + Involuntary Without Cause or Voluntary for Good Reason(4)	CIC + Involuntary for Cause(5)	CIC + Voluntary Without Good Reason(6)	CIC+ Involuntary Without Cause or Voluntary for Good Reason(7)
2008 Excess Plan	$88,369	$88,369	$88,369	$88,369	$88,369	$88,369	$88,369	$88,369
SERP	4,136,420	4,136,420	4,136,420	4,136,420	4,444,363	4,136,420	4,136,420	4,444,363
Life Insurance(8)	194,563	194,563	194,563	194,563	194,563	194,563	194,563	194,563
Cash Severance (Base Salary)	—	—	—	—	1,150,000	—	—	1,150,000
Cash Severance (Bonus)	—	—	—	—	690,000	—	—	690,000
Restricted Stock/RSU Value	—	—	894,735	894,735	894,735	—	894,735	894,735
Performance-Based RSUs	—	—	284,588	284,588	284,588	—	284,588	284,588
Health and Welfare Benefits	—	—	—	—	80,834	—	—	80,834
Outplacement	—	—	—	—	25,000	—	—	25,000
Excise Tax Forfeiture(9)	—	—	—	—	—	—	—	—
Total Value	$4,419,352	$4,419,352	$5,598,675	$5,598,675	$7,852,452	$4,419,352	$5,598,675	$7,852,452
For David G. Goodall, Senior Executive Vice President — Commercial Banking

Compensation Component	Any Termination Not Otherwise Listed(1)	Retirement (10)	Disability(2)	Death(3)	Displacement + Involuntary Without Cause or Voluntary for Good Reason(4)	CIC + Involuntary for Cause(5)	CIC + Voluntary Without Good Reason(6)	CIC+ Involuntary Without Cause or Voluntary for Good Reason(7)
2008 Excess Plan	$—	$—	$35,691	$35,691	$35,691	$—	$—	$35,691
2008 SERP	—	—	169,855	169,855	169,855	—	—	169,855
Life Insurance(8)	20,041	20,041	20,041	20,041	20,041	20,041	20,041	20,041
Cash Severance (Base Salary)	—	—	—	—	780,000	—	—	975,000
Cash Severance (Bonus)	—	—	—	—	468,000	—	—	585,000
Restricted Stock/RSU Value	—	—	655,963	655,963	655,963	—	655,963	655,963
Performance-Based RSU	—	—	212,630	212,630	212,630	—	212,630	212,630
Health and Welfare Benefits	—	—	—	—	36,055	—	—	45,068
Outplacement	—	—	—	—	25,000	—	—	25,000
Excise Tax Forfeiture (9)	—	—	—	—	—	—	—	—
Total Value	$20,041	$20,041	$1,094,180	$1,094,180	$2,403,235	$20,041	$888,634	$2,724,248

(1)
For Mr. Greig, the amounts are determined pursuant to the terms of his employment agreement and other applicable benefit arrangements. For the other named executive officers, none of whom has an employment agreement with us, the amounts are determined pursuant to the applicable benefit arrangements.

(2)
Upon the termination of a named executive officer’s employment as a result of a permanent disability, the named executive officer is entitled to all accrued benefits under the Pension Plan, Excess Plan, 2008 Excess Plan, SERP and 2008 SERP, as applicable. In addition, all unvested time-based restricted stock awards and all unvested stock option awards will vest in full. Performance-vested RSUs will be subject to continued vesting based on actual performance, and time-vested RSUs will be, subject to their performance contingency, nonforfeitable, subject to the Compensation Committee's negative discretion. As all outstanding stock options are currently fully vested, the amounts in the “Restricted Stock/RSU Value” and “Performance-Based RSUs” columns represent only the value of the accelerated (or continued) vesting of unvested restricted stock and RSU awards outstanding for the named executive officers.

(3)
Upon death, each named executive officer’s designated beneficiary is entitled to receive a monthly payment equal to a 50% Joint and Survivor benefit of the named executive officer’s accrued Pension Plan and Excess Plan. The 2008 Excess Plan benefit is payable at 100%. Additionally, designated beneficiaries are entitled to pre-2005 SERP benefits in either (A) a 15-year certain annuity payment based on 100% of the named executive officer’s accrued benefits (if a member prior to 2001) or (B) a 50% Joint and Survivor benefit of the named executive officer's accrued benefit under the SERP; post-2004 benefit accruals are payable at 100%. The 2008 SERP benefit is also payable at 100%. With respect to Mr. Greig’s participation in the SERP, in December 2013, the Board approved, based on the recommendation of the Compensation Committee, an amendment to the SERP primarily to freeze the benefit payable under the SERP to Mr. Greig at the level of the benefit accrued by Mr. Greig under the SERP as of November 30, 2013. As a result of this freeze, neither later increases nor decreases in the CEO’s compensation nor any other change in circumstances will cause any increase or decrease in the amount payable to Mr. Greig under the SERP. For more information about this freeze, see the discussion above in Compensation Discussion and Analysis under “SERP Impact on CEO Pay, and Resulting SERP Freeze.” In addition, all unvested time-based restricted stock awards and all unvested stock option awards will vest in full. Performance-vested RSUs will be subject to continued vesting based on actual performance, and time-vested RSUs will be, subject to their performance contingency, nonforfeitable, subject to the Compensation Committee's negative discretion. As all outstanding stock options are currently fully vested, the amounts in the “Restricted Stock/RSU Value” and “Performance-Based RSUs” columns represent only the value of the accelerated (or continued) vesting of unvested restricted stock and RSU awards outstanding for the named executive officers.

(4)
Pursuant to the displacement agreements, the calculation of “Cash Severance (Base Salary)” equals the product of the named executive officer’s base salary (at the highest annualized rate in effect during the period after or immediately prior to the displacement) multiplied by the named executive officer’s specific multiple (3.0 for Mr. Greig, 2.5 for our other NEOs except Mr. Goodall, who has a 2.0 multiple). In addition, the calculation of each named executive officer’s “Cash Severance (Bonus)” is equal to the product of the target level of incentive compensation during the year in which the termination occurs, multiplied by the same multiple. Moreover, pursuant to the displacement agreements, all unvested time-based restricted stock and time-based and performance-based RSU awards and all unvested stock option awards vest in full upon displacement and, as all outstanding stock options are currently fully vested, the amounts in the “Restricted Stock/RSU Value” and “Performance-Based RSUs” columns represent only the value of the accelerated vesting of unvested restricted stock and RSU awards outstanding for the named executive officers. The calculation of “Health and Welfare Benefits” includes identical medical, life and accidental death and dismemberment insurance benefits to those available to the named executive officer prior to the displacement corresponding with their specific multiple (in other words, 30 months for a 2.5 multiple, 36 months for a 3.0 multiple). The Citizens acquisition was deemed to be a displacement for purposes of the displacement agreements. We have not entered into a displacement agreement with Ms. Pierce.

(5)
Pursuant to the Amended Change in Control Agreements, but subject to the SERP freeze with respect to Mr. Greig, executive officers that are terminated “For Cause” are not entitled to any additional compensation and only receive benefits accrued under the Pension Plan, Excess Plan, the 2008 Excess Plan, the SERP and 2008 SERP.

(6)
Pursuant to the Amended Change in Control Agreements, but subject to the SERP freeze with respect to Mr. Greig, named executive officers who voluntarily terminate their employment “Without Good Reason” are entitled to a SERP enhancement and any benefits accrued under the Pension Plan, the Excess Plan, the 2008 Excess Plan, the SERP and the 2008 SERP. In addition, all unvested time-based restricted stock and RSU awards and all unvested stock option awards vest in full. As all outstanding stock options are currently fully vested, the amounts in the “Restricted Stock/RSU Value” and “Performance-Based RSUs” columns represent only the value of the accelerated vesting of unvested restricted stock and RSU awards outstanding for the named executive officers.

(7)
Pursuant to the Amended Change in Control Agreements, the calculation of “Cash Severance (Base Salary)” equals the product of the named executive officer’s base salary (at the highest annualized rate in effect during the period after or immediately prior to the displacement) multiplied by the named executive officer’s specific multiple (3.0 for Mr. Greig, 2.5 for our other NEOs). In addition, the calculation of each named executive officer’s “Cash Severance (Bonus)” is equal to the product of the target level of incentive compensation during the year in which the termination occurs, multiplied by the same multiple. Moreover, pursuant to the Amended Change in Control Agreements, all unvested time-based restricted stock and RSU awards and all unvested stock option awards vest in full upon the change in control and, as all outstanding stock options are currently fully vested, the amounts in the “Restricted Stock/RSU Value” and “Performance-Based RSUs” columns represent only the value of the accelerated vesting of unvested restricted stock and RSU awards outstanding for the named executive officers. The calculation of “Health and Welfare Benefits” includes identical medical, life and accidental death and dismemberment insurance benefits to those available to the named executive officer prior to the event corresponding with their specific multiple (in other words, 30 months for a 2.5 multiple, 36 months for a 3.0 multiple).

(8)
For all events other than death, the amount represents the cash surrender value for each named executive officer’s life insurance policy. In the event of death, the amount represents the benefit to be received by each named executive officer’s designated beneficiary under the executive’s life insurance policy.

(9)
Pursuant to the Amended Change in Control Agreements and displacement agreements, compensation and benefits for each named executive officer, other than Mr. Greig, that are subject to Internal Revenue Code Section 280G must be less than what Section 280G characterizes as a “golden parachute.” Consequently, the amount presented reflects the compensation that the named executive officers must forfeit under the Amended Change in Control Agreements and displacement agreements in order to not exceed the Section 280G threshold, assuming for this purpose that the applicable transaction under a displacement agreement was a “change in control” for purposes of Section 280G. As described above, although at the beginning of 2013 Mr. Greig was entitled to a “full gross-up”, on February 21, 2013, Mr. Greig voluntarily waived the Section 280G excise tax gross-up provision that was previously included in his Amended Change in Control Agreement. As a result, Mr. Greig’s Amended Change in Control Agreement provides that if any payments or benefits, whether provided pursuant to the Amended Change in Control Agreement or otherwise, would constitute a “golden parachute” payment, then the amount of such payments or benefits will be reduced to the extent necessary so as not to constitute a “golden parachute payment” for purposes of Section 280G of the Code, but only if that reduction results in a better net after-tax benefit to Mr. Greig. Since the amounts payable to Mr. Greig as of December 31, 2013 did not constitute a “golden parachute,” Mr. Greig was not subject to the excise tax imposed under Section 280G and therefore would not have been subject to any reduction.

(10)
Upon retirement, performance-vested RSUs will be subject to continued vesting based on actual performance, and time-vested RSUs will be, subject to their performance contingency, nonforfeitable, subject to the Compensation Committee's negative discretion.

2013 Director Compensation

The following table sets forth compensation information for 2013 for each of the non-employee directors of FirstMerit. Directors who are also employees receive no additional compensation for their service as directors.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(3)	All Other Compensation ($)(4)	Total ($)
Lizabeth Ardisana	$48,750	$33,596	$—	$1,439	$83,785
Steven H. Baer	65,000	47,367	—	1,870	114,237
Karen S. Belden	93,500	47,367	15,720	1,870	158,457
R. Cary Blair	106,250	47,367	—	1,870	155,487
John C. Blickle	148,000	47,367	—	1,870	197,237
Robert W. Briggs	89,250	47,367	4,523	1,870	143,010
Richard Colella	65,000	47,367	29,628	1,870	143,864
Robert S. Cubbin	48,750	33,596	—	1,439	83,785
Gina D. France	94,000	47,367	29,970	1,870	173,207
Terry L. Haines	78,750	47,367	7,094	1,870	135,080
J. Michael Hochschwender	88,750	47,367	4,789	1,870	142,776
Clifford J. Isroff	207,750	47,367	23,957	1,870	280,944
Philip A. Lloyd II	113,750	47,367	—	1,870	162,987
Russ M. Strobel	65,000	39,362	1,372	2,005	107,739

(1)
The amounts reported in the “Fees Earned or Paid in Cash” column include any amounts deferred at the director’s election pursuant to the Director Deferred Plan. The amount also includes any fees received by the director for sitting on regional bank advisory boards.

(2)	The amounts reported in the “Stock Awards” column represent the aggregate grant date fair value for stock awards granted during 2013 computed in accordance with FASB ASC Topic 718.

(3)
Earnings for all directors are related to the Director Deferred Plan and are based either on: (a) two percentage points over the average of the composite yield on Moody’s average Corporate Bond Yield for the month of October preceding each plan year or (b) the performance of FirstMerit common shares. The column includes all earnings related to the Moody’s average Corporate Bond Yield.

(4)	The amounts reported in the “All Other Compensation” column consist solely of dividends paid on restricted stock grants or dividend equivalents paid on exercised options.

The aggregate number of stock awards and the aggregate number of option awards outstanding on December 31, 2013 are as follows:

Name	Restricted Stock Awards	Option Awards
Lizabeth Ardisana	2,998	468
Steven H. Baer	3,066	—
Karen S. Belden	3,066	12,180
R. Cary Blair	3,066	12,180
John C. Blickle	3,066	12,180
Robert W. Briggs	3,066	12,180
Richard Colella	3,066	12,180
Robert S. Cubbin	2,998	—
Gina D. France	3,066	9,135
Terry L. Haines	3,066	12,180
J. Michael Hochschwender	3,066	6,090
Clifford J. Isroff	3,066	12,180
Philip A. Lloyd II	3,066	12,180
Russ M. Strobel	3,732	—

In 2011, in consultation with Gough, the Board determined that in order to attract and retain directors with the skills necessary to lead our business and increase shareholder value it was necessary to restructure the director compensation program and increase the cash fees and equity grants for our non-employee directors. In deciding to restructure the program, the Board considered the increased emphasis on director oversight resulting from the Dodd-Frank Wall Street Reform and Consumer Protection Act and other recently enacted legislation, our recent substantial increase in operations and assets resulting from, among other things, our acquisitions in the greater Chicago area, and an increased emphasis on equity compensation, which will further align the interests of our non-employee directors with those of our shareholders. In addition, the Board considered the fact that, despite the increased emphasis on director oversight and our increased operations and assets, the compensation payable to our directors had remained largely unchanged for three years with respect to certain elements, and as many as five years with respect to other elements. These changes, which are described in detail below, became effective on April 1, 2011.

Following the restructuring of the director compensation program, effective as of April 1, 2011, and continuing until April 1, 2013, the annual cash retainer for service on the Board of Directors was $40,000, and the Board’s Lead Independent Director, whose governance role and responsibilities are broad and significant, received an additional annual cash retainer of $65,000, in each case pro-rated and payable monthly in advance. In addition, the Board eliminated meeting attendance fees for Board members and replaced them with additional annual cash retainer fees, as follows: Audit Committee and Risk Committee members received $25,000 and the Audit Chair and Risk Chair each received $45,000; Compensation Committee members received $20,000 and the Compensation Chair received $34,000; and Governance members received $15,000 and the Governance Chair received $24,000. Effective April 1, 2013, the Board decided to continue the director compensation program as described above with adjustments to certain of the elements as follows: additional annual cash retainer fees for the Compensation Committee members were increased to $25,000 and additional annual cash retainer fees for the Compensation Chair were increased to $40,000.

On April 5, 2013, each non-employee director received a grant of 3,066 restricted shares, representing approximately $50,000 in restricted share value as of the grant date. The restrictions on the award lapse one year after the grant date. In addition, the Board maintains share ownership guidelines for its directors. The guidelines state that within five years after adoption or commencement of service as a director, each director of FirstMerit should own common shares having a market value equal to at least five times the director’s base retainer. As of May 2013, each non-employee director was either in compliance with the share ownership guidelines or had not completed a fifth year of service on the Board.

Director Deferred Compensation Plan

Under the Director Deferred Compensation Plan, or Director Deferred Plan, FirstMerit offers flexibility to non-employee directors with respect to the form and timing of compensation payment by providing participating directors the opportunity to defer all or a portion of their director fees and invest in a variety of investment vehicles, including our common shares. Directors electing to participate in the Director Deferred Plan have the option of investing deferred compensation into cash, stock and/or asset accounts, each of which is maintained by us in the name of each participant.

Participating directors may elect to establish an annual cash account, which will be maintained solely for recordkeeping purposes. If a participating director chooses to establish a cash account, FirstMerit will maintain a cash account in the name of the participant and credit the account with any deferred compensation plus interest at a rate that is two percentage points over the average of the composite yield on Moody’s average Corporate Bond Yield for the month of October preceding each plan year. Participating directors are 100% vested in their cash account at all times.

If a participating director chooses to establish a stock account, FirstMerit will maintain a stock account in the name of the participant and credit such account with stock credits equal to the number of our common shares that could have been purchased with the amount of any deferred compensation at the closing price of our common shares on the day on which the stock account is credited. In addition, the stock account is credited with any dividends paid on our common shares. Participants are 100% vested in their stock account at all times.

A participating director may also elect to establish an annual asset account, which will be maintained by FirstMerit in the name of the participant. Under the asset account deferral option, participants are provided the option to have deferred compensation credited to mirror investment fund indices that are available to participants in the 401(k) Plan. Each participant’s asset account will be deemed to be credited and debited on a daily basis based on the performance of each investment fund in which a participant’s asset account is deemed to be invested. Under the Director Deferred Plan, the Compensation Committee has sole discretion in the selection, number and types of investment funds available for investment and may change or eliminate investment funds from time to time. The deemed earnings, gains and losses of each participant’s asset account are determined based upon the performance of the participant’s selected investment funds. Participants are 100% vested in their asset account at all times.

For deferred compensation attributed to a participating director’s cash and/or asset account, distributions will be made within 30 days after the last day of the month in which the participant’s Separation from Service (as such term is defined under the Director Deferred Plan) occurs and a participant may elect to receive amounts from their cash and/or asset account in either a lump sum payment or in up to 120 monthly installments. For distributions of a participant’s stock account, the distribution will be made within 30 days after the last day of the month in which the participant’s Separation from Service occurs and a participant may elect to receive distribution amounts in either a lump sum payment, 120 monthly installments, or in 10 annual installments, depending on the date the deferrals were made. With respect to deferrals made prior to January 1, 2005, a participant may also elect to withdraw all or a portion of amounts in their cash and/or stock account in a single sum or in up to five equal annual installments during service as a director, provided such election is made at least one year prior to the date of the requested distribution. Notwithstanding the foregoing, all of a participating director’s cash, stock and/or asset account will be distributed to a participant’s beneficiary upon the participant’s death according to the election made by the participant. Distributions from a stock account are made in whole common shares, while distributions from a participant’s cash and/or asset account will be made in cash.

Eight of our non-employee directors have participated in the Director Deferred Plan during their service as directors. The following table provides details for those directors who have elected to participated in the Director Deferred Plan.

Name	Director Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)(1)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Lizabeth Ardisana	$—	$—	$—	$—	$—
Steven H. Baer	—	—	—	—	—
Karen S. Belden	—	—	197,275	—	747,004
R. Cary Blair	—	—	—	—	—
John C. Blickle	—	—	639,683	—	1,672,788
Robert W. Briggs	—	—	150,858	—	462,958
Richard Colella	32,500	—	90,170	—	701,398
Robert S. Cubbin	—	—	—	—	—
Gina D. France	94,000	—	119,251	—	815,130
Terry L. Haines	—	—	192,887	277,431	344,434
J. Michael Hochschwender	—	—	194,425	—	580,910
Clifford J. Isroff	—	—	23,957	35,000	419,269
Philip A. Lloyd II	—	—	—	—	—
Russ M. Strobel	48,750	—	1,372	—	50,123

(1)
Earnings for all directors are related to the Director Deferred Plan and are based either on: (a) two percentage points over the average of the composite yield on Moody’s average Corporate Bond Yield for the month of October preceding each plan year, (b) the performance of certain investment fund indices, or (c) the performance of the common shares. The column includes all earnings accrued in 2013.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with FirstMerit’s management. Based upon this review and discussion, the Compensation Committee recommends to the Board of Directors that the Compensation Discussion and Analysis be included in FirstMerit’s proxy statement for its 2014 shareholder meeting and in FirstMerit’s Annual Report on Form 10-K for the year ended December 31, 2013.
Compensation Committee:
R. Cary Blair, Chair
John C. Blickle
Terry L. Haines
J. Michael Hochschwender
Clifford J. Isroff

Compensation Committee Interlocks and Insider Participation

During the last completed fiscal year, none of the members of the Compensation Committee was an officer or employee, or formerly an officer, of FirstMerit or any of its subsidiaries. None of such directors had any business or financial relationship with FirstMerit requiring disclosure in this proxy statement.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

Management is responsible for FirstMerit’s internal controls and the financial reporting process. The independent registered public accounting firm is responsible for performing an independent audit of FirstMerit’s consolidated financial statements in accordance with auditing standards generally accepted in the United States and to issue a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes, and the Audit Committee Chair, as representative of the Committee, discusses the interim financial information contained in quarterly earnings announcements with both management and the independent registered public accounting firm prior to public release. The Audit Committee also recommends to the Board of Directors the appointment of FirstMerit’s independent registered public accounting firm and must pre-approve all services provided.

The members of the Audit Committee are not professionally engaged in the practice of auditing or accounting and are not experts in the fields of accounting or auditing, including in respect of auditor independence. NASDAQ rules require each member of the Audit Committee to be able to read and understand financial statements. FirstMerit believes that each member of the Audit Committee as constituted satisfies this requirement. Members of the Audit Committee rely without independent verification on the information provided to them and on the representations made by management and the independent registered public accounting firm, although each member of the Audit Committee has the authority to engage and determine funding for independent advisors as deemed necessary. Furthermore, the Audit Committee’s considerations and discussions referred to above do not assure that the audit of FirstMerit’s financial statements has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with generally accepted accounting standards or that the Company’s independent registered public accounting firm is in fact “independent.”

In this context, the Audit Committee met and held discussions with management of FirstMerit, who represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States. The Audit Committee reviewed and discussed the consolidated financial statements with both management and the Company’s independent registered public accounting firm for the year ended December 31, 2013, Ernst & Young LLP (“EY”). The Audit Committee also discussed with EY matters required to be discussed by Statement on Auditing Standards No. 61 as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. EY provided to the Audit Committee written disclosures pursuant to Rule 3526 of the Public Company Accounting Oversight Board (Communications with Audit Committees Concerning Independence). The Audit Committee has discussed with EY any relationships with or services to the Company or its subsidiaries that may impact the objectivity and independence of EY, and the Audit Committee has satisfied itself as to EY’s independence.

Based upon the Audit Committee’s discussions with management and EY, and the Committee’s review of the representation of management and the report of EY to the Audit Committee, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements for the year ended December 31, 2013 be included in the Company’s Annual Report on Form 10-K filed with the Commission. The Audit Committee also recommended that EY be retained as the Company’s independent registered public accounting firm for the 2013 fiscal year.

The Audit Committee:
John C. Blickle, Chair
Karen S. Belden
Gina D. France
J. Michael Hochschwender

PROPOSAL TWO

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has appointed EY as the independent registered public accounting firm to examine the books, records and accounts of FirstMerit and its subsidiaries for the fiscal year ending December 31, 2014. This appointment is being presented to shareholders for ratification or rejection at the Annual Meeting.

EY was the independent registered public accounting firm of FirstMerit for the fiscal year ended December 31, 2013, and is considered by the Audit Committee and the Board of Directors to be well qualified. By NASDAQ and Commission rules and regulations, appointment of FirstMerit’s independent registered public accounting firm is the direct responsibility of the Audit Committee. The Board of Directors has determined, however, to seek shareholder ratification of this appointment as both a good corporate practice and to provide shareholders an avenue to express their views on this important matter.

The proposal to ratify the appointment of EY as FirstMerit’s independent registered public accounting firm requires the affirmative vote of the holders of a majority of the common shares present, represented and entitled to vote at the Annual Meeting. Shareholders may vote “FOR,” “AGAINST,” or “ABSTAIN” on Proposal Two. Abstentions will be counted as present and entitled to vote on the matter for purposes of Proposal Two and, thus, will have the same effect as a vote against Proposal Two. If shareholders fail to ratify the appointment, the Audit Committee will seek to understand the reasons for such failure and will take those views into account in this and future appointments of FirstMerit’s independent registered public accounting firm. Even if the current appointment is ratified by shareholders, the Audit Committee reserves the right to terminate the engagement of EY and appoint a different independent accounting firm at any time during the year if the Audit Committee determines that such change would be in the best interests of FirstMerit and its shareholders.

Representatives of EY will be present at the Annual Meeting to make a statement if they desire to do so and will be available to respond to appropriate questions.

Recommendation of the FirstMerit Audit Committee and the FirstMerit Board of Directors

The FirstMerit audit committee and the FirstMerit board of directors each unanimously recommend that shareholders vote “FOR” ratification of the appointment of Ernst & Young LLP as FirstMerit’s independent registered public accounting firm for the current year.

Independent Registered Public Accounting Firm Fees

Fees for professional services rendered by EY for fiscal 2013 and 2012 were as follows:

	2013	2012
Audit Fees	$2,911,283	$1,327,607
Audit-Related Fees	199,357	189,930
Tax Fees	3,900	19,612
All Other Fees	5,802,592	896,828

Audit Fees consist of fees billed in the last two fiscal years for the audit of FirstMerit’s annual financial statements, including the audit of internal control over financial reporting, the review of financial statements included in the Company’s Quarterly Reports on the Form 10-Q, statutory audits and services provided in connection with regulatory filings during those two years.
Audit-Related Fees consist of fees billed in the last two years for subsidiary and employee benefit plan audits.

Tax Fees represent fees for professional services for tax compliance, tax advice and tax planning.

All Other Fees consists primarily of our use of Ernst & Young LLP as one of our integration advisors solely related to the merger with and integration of Citizens. The integration advisory service began in 2012 and concluded in 2013. Ernst & Young LLP was selected as one of the integration advisors based substantially on its knowledge and familiarity of FirstMerit. The integration advisory service provided by Ernst & Young LLP is permissible and such service was considered a one-time event based on the significant size of the Citizens acquisition to FirstMerit. Ernst & Young LLP would not be engaged in a similar capacity on potential future acquisitions.

The Audit Committee has considered whether the provision of non-audit services is compatible with maintaining the independence of Ernst & Young LLP and has concluded that it is.

Pre-Approval of Fees

Under applicable Commission rules, the Audit Committee pre-approves the audit and non-audit services performed by the independent registered public accounting firm to assure that the provision of the services does not impair the firm’s independence. Unless a type of service to be provided by the independent registered public accounting firm has received general pre-approval, it requires specific pre-approval by the Committee. In addition, any proposed services exceeding pre-approved cost levels require specific Audit Committee pre-approval. The Audit Committee has delegated pre-approval authority to its Chair, provided that fees for the pre-approved services do not exceed $50,000 and that the pre-approval is to be reviewed with the Audit Committee at its next regular meeting. The Audit Committee also reviews, generally on a quarterly basis, reports summarizing the services provided by the independent registered public accounting firm. All of the services related to Audit-Related Fees and Tax Fees described above were pre-approved by the Audit Committee. A copy of the pre-approval policy is available at www.firstmerit.com.

PROPOSAL THREE
APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF FIRSTMERIT’S NAMED EXECUTIVE OFFICERS
The Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) and corresponding SEC rules enable FirstMerit’s shareholders to vote to approve, on an advisory and non-binding basis, the compensation of the Company’s named executive officers as disclosed in this proxy statement in accordance with Commission rules. Accordingly, pursuant to Section 14A(1) of the Exchange Act, the following resolution will be submitted for shareholder approval at the Annual Meeting:

RESOLVED, that, on an advisory basis, the compensation of FirstMerit’s named executive officers, as disclosed in proxy statement for the 2014 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2013 Summary Compensation Table and the other related tables and disclosure, hereby is APPROVED.

The Board of Directors believes that FirstMerit’s compensation policies and procedures, which are reviewed and approved by the Compensation Committee, are imperative to align the compensation of the Company’s named executive officers with FirstMerit’s business goals and long-term success and that such compensation and incentives are designed to attract, retain and motivate the Company’s key executives who are directly responsible for the Company’s continued success. In addition, the Board of Directors believes that its pay-for-performance philosophy and incentive-based compensation opportunities are designed to be competitive with the opportunities offered by similarly situated financial institutions within FirstMerit’s geographic footprint. This compensation philosophy, and the programs and policies adopted and approved by the Compensation Committee thereunder, has allowed FirstMerit to attract and retain talented financial services necessary to successfully lead the Company during the recent period of economic turbulence and its significant acquisition and integration strategy during 2013.

An identical “Say on Pay” proposal was approved by a significant majority of the common shares voted at the 2013 Annual Meeting of Shareholders.

Shareholders are encouraged to carefully review the information provided in this proxy statement regarding the compensation of our named executive officers in the section captioned “Compensation Discussion and Analysis” beginning on page 18 of this proxy statement.

The proposal to approve the resolution regarding the compensation of FirstMerit’s named executive officers requires the affirmative vote of the holders of a majority of the common shares present, represented and entitled to vote at the Annual Meeting. As this is an advisory vote, the outcome of the vote is not binding on the Compensation Committee or the Board of Directors with respect to future executive compensation decisions, including those relating to the Company’s named executive officers, or otherwise. However, the Compensation Committee and the Board of Directors expect to take into account the outcome of the vote when considering future executive compensation decisions. FirstMerit currently conducts say-on-pay votes every year, and expects to hold the next say-on-pay vote in connection with its 2015 annual meeting of shareholders.

Recommendation of the FirstMerit Board of Directors

The FirstMerit board of directors unanimously recommends that shareholders vote “FOR” approval, on an advisory basis, of the compensation of FirstMerit’s named executive officers.

FIRSTMERIT CORPORATION
3 CASCADE PLAZA
AKRON, OH 44308-103
ATTN: CARLTON LANGER

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FIRSTMERIT CORPORATION

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Lizabeth A. Ardisana
02) Steven H. Baer
03) Karen S. Belden
04) R. Cary Blair
05) John C. Blickle
06) Robert W. Briggs
07) Richard Colella
08) Robert S. Cubbin
09) Gina D. France
10) Paul G. Greig
11) Terry L. Haines
12) J. Michael Hochschwender
13) Clifford J. Isroff
14) Philip A. Lloyd II
15) Russ M. Strobel

The Board of Directors recommends you vote FOR the following proposals:

	For	Against	Abstain
2. Ratification of the appointment of Ernst & Young LLP as independent registered public accounting firm for the year ending December 31, 2014.	☐	☐	☐
3. To approve, on an advisory basis, the compensation of FirstMerit's named executive officers.	☐	☐	☐

For address changes and/or comments, please check this box and write them on the back where indicated. ☐

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Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement, 2013 Annual Report to Shareholders and Proxy Card are available at www.proxyvote.com.

M68375-P47667-Z62440

FIRSTMERIT CORPORATION
Annual Meeting of Shareholders
April 16, 2014 10:00 AM
This proxy is solicited by the Board of Directors

The undersigned hereby appoints PAUL G. GREIG, TERRENCE E. BICHSEL AND CARLTON E. LANGER, and each of them, proxies with full power of substitution to vote on behalf of the shareholders of FirstMerit Corporation on Wednesday, April 16, 2014, and any adjournment(s) and postponement(s) thereof, with all powers that the undersigned would possess if personally present, with respect to the proposal(s) set forth on the reverse side hereof. The affirmative vote of a majority of the shares represented at the meeting may authorize the adjournment of the meeting; provided, however, that no proxy which is voted against a proposal will be voted in favor of adjournment to solicit further proxies for such proposal.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED. IF THIS PROXY IS SIGNED AND RETURNED AND DOES NOT SPECIFY A VOTE ON ANY PROPOSAL, THE PROXY WILL BE VOTED "FOR" THE ELECTION OF EACH OF THE DIRECTOR NOMINEES AND"FOR" THE APPROVAL OF PROPOSALS TWO AND THREE. THE PROXIES MAY VOTE IN THEIR DISCRETION AS TO OTHER MATTERS THAT PROPERLY COME BEFORE THE MEETING.

Address Changes/Comments: ______________________________

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(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side